                                                                     EXHIBIT 2.4

                               PURCHASE AGREEMENT


                                  BY AND AMONG


                          RIG HUNT RIVER COMMONS, LLC,

                         RIG PARADISE PAVILION, LLC, and

                             RIG HILLTOP PLAZA, LLC

                             Collectively as Seller

                                       AND

                        NEW PLAN EXCEL REALTY TRUST, INC.

                                  as Purchaser


                          Dated as of October 17, 2002

                                TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
I.     PURCHASE OF PURCHASED ASSETS....................................................1

       1.1    Sale and Transfer of Purchased Assets....................................1
       1.2    Excluded Assets..........................................................3
       1.3    No Assumption of Certain Liabilities.....................................3
       1.4    No Representations.......................................................3
       1.5    Release of Seller........................................................5
       1.6    Intentionally Omitted....................................................6

II.    CONSIDERATION...................................................................6

       2.1    Purchase Price...........................................................6
       2.2    Alternate Payment of Purchase Price......................................6
       2.3    Earnest Money............................................................7
       2.4    Prorations...............................................................8
       2.5    Preparation of Final Statement..........................................14
       2.6    Audit...................................................................15
       2.7    Tenant Deposits.........................................................15
       2.8    Certiorari..............................................................16
       2.9    Effect of Closing.......................................................16

III.   DUE DILIGENCE, TITLE AND OTHER PROPERTY RELATED MATTERS........................16

       3.1    Purchaser's Inspections and Due Diligence...............................16
       3.2    Site Visits.............................................................17
       3.3    Due Diligence Indemnity.................................................18
       3.4    Title...................................................................18

IV.    REPRESENTATIONS AND WARRANTIES OF SELLER.......................................20

       4.1    Organization and Power of Seller........................................20
       4.2    Authority; Noncontravention; Consents...................................20
       4.3    Litigation..............................................................21
       4.4    Intentionally Omitted...................................................22
       4.5    Properties..............................................................22
       4.6    Environmental Matters...................................................23
       4.7    Labor Matters...........................................................24
       4.8    Taxes...................................................................24
       4.9    Compliance with Laws....................................................24
       4.10   Brokers.................................................................24
       4.11   Assumed Indebtedness....................................................24
       4.12   Intentionally Omitted...................................................25
       4.13   Assumed Liabilities.....................................................25
       4.14   Contracts...............................................................25
       4.15   Intentionally Omitted...................................................26
       4.16   REAs....................................................................26
       4.17   Intentionally Omitted...................................................26

                                TABLE OF CONTENTS

                                   (continued)

       4.18   Purchased Assets........................................................26
       4.19   Intellectual Property...................................................26
       4.20   Financial Statements....................................................27
       4.21   Budgets.................................................................27
       4.22   Insolvency..............................................................27
       4.23   United States Person....................................................27
       4.24   Definition of Knowledge of Seller.......................................27
       4.25   Schedule References.....................................................27
       4.26   Right to Amend Representations..........................................28
       4.27   Seller's Representations Deemed Modified................................28

V.     REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................28

       5.1    Organization, Standing and Power of Purchaser...........................28
       5.2    Authority; Noncontravention; Consents...................................28
       5.3    Brokers.................................................................29
       5.4    Funding.................................................................29
       5.5    Intentionally Omitted...................................................29
       5.6    Purchaser's Representations Deemed Modified.............................30
       5.7    Intentionally Omitted...................................................30
       5.8    Right to Amend Representations..........................................30

VI.    COVENANTS......................................................................30

       6.1    Conduct of Seller's Business Pending Transfer...........................30
       6.2    Leasing.................................................................32
       6.3    Tenant Estoppels........................................................33
       6.4    Assumption of Obligations...............................................33
       6.5    Other Actions...........................................................34
       6.6    No Solicitation.........................................................34
       6.7    Intentionally Omitted...................................................34
       6.8    Tenant Litigation.......................................................34
       6.9    Lender Estoppels........................................................35
       6.10   Intentionally Omitted...................................................35
       6.11   REA Estoppels...........................................................35

VII.   ADDITIONAL AGREEMENTS..........................................................35

       7.1    Access to Information; Confidentiality..................................35
       7.2    Reasonable Efforts......................................................37
       7.3    Public Announcements....................................................37
       7.4    Conveyance Taxes........................................................37
       7.5    Intentionally Omitted...................................................37
       7.6    Capital Improvements....................................................37
       7.7    Allocation of Purchase Price............................................38
       7.8    Employee Matters........................................................38
       7.9    Indemnitor's Acknowledgement and Environmental Insurance................39

                                TABLE OF CONTENTS

                                   (continued)

       7.10   Appointment of Agent....................................................40
       7.11   Company Leases..........................................................40
       7.12   Options.................................................................40
       7.13   Transitional Services...................................................40
       7.14   Matters Relating to Assumed Indebtedness................................40
       7.15   Violations..............................................................42
       7.16   Dropped Properties......................................................43
       7.17   Delivery of Financial Statements........................................43
       7.18   Insurance and Other Matters.............................................44
       7.19   Post-Closing Access.....................................................44
       7.20   Purchaser's Board Approval..............................................44

VIII.  CASUALTY AND CONDEMNATION44

       8.1    In General..............................................................44
       8.2    Minor Loss..............................................................44
       8.3    Major Loss..............................................................45
       8.4    Additional Matters......................................................45

IX.    CLOSING........................................................................46

       9.1    Closing.................................................................46
       9.2    Conditions To Each Party's Obligation To Effect the Transfer............46
       9.3    Conditions To Obligations of Seller.....................................47
       9.4    Conditions To Obligations of Purchaser..................................48

X.     TERMINATION, DEFAULT, AMENDMENT AND WAIVER.....................................53

       10.1   Termination.............................................................53
       10.2   Pre-Closing Breaches....................................................53
       10.3   Defaults and Remedies...................................................54
       10.4   Effect of Termination...................................................55
       10.5   Amendment...............................................................55
       10.6   Extension; Waiver.......................................................55
       10.7   Waiver of Pre-Closing Breaches..........................................55

XI.    SURVIVAL; INDEMNIFICATION......................................................55

       11.1   Survival of Representations and Warranties..............................55
       11.2   Indemnification by Seller...............................................55
       11.3   Indemnification by Purchaser............................................56
       11.4   Notice and Resolution of Claims.........................................57
       11.5   Limitations on Liability................................................57
       11.6   Exclusive Remedy........................................................58
       11.7   Security for Post Closing Obligations of Seller.........................58

XII.   GENERAL PROVISIONS.............................................................58

       12.1   Notices.................................................................58

                                TABLE OF CONTENTS

                                   (continued)

       12.2   Interpretation..........................................................59
       12.3   Counterparts............................................................60
       12.4   Entire Agreement; Binding Effect; No Third-Party Beneficiaries..........60
       12.5   Governing Law...........................................................60
       12.6   Assignment..............................................................60
       12.7   Enforcement.............................................................60
       12.8   Severability............................................................61
       12.9   Expenses................................................................61
       12.10  No Recordation..........................................................61
       12.11  1031 Transaction........................................................61
       12.12  Joint and Several Liability.............................................62

                             EXHIBITS AND SCHEDULES

Exhibit A-1                 -     Properties
Exhibit B                   -     Definitions
Exhibit 6.1(n)              -     Title Affidavits
Exhibit 6.3-1               -     Tenant Estoppel Certificates
Exhibit 6.3-2               -     Seller Estoppel Certificates
Exhibit 6.4                 -     Guaranty Indemnity Agreement
Exhibit 6.9                 -     Lender Estoppel Form
Exhibit 7.13                -     Form of Transitional Services Agreement
Exhibit 9.3(c)(iv)          -     Tenant Notice Letters
Exhibit 9.4(d)(i)           -     Deed
Exhibit 9.4(d)(ii)          -     Bill of Sale
Exhibit 9.4(d)(iii)         -     Lease Assignment
Exhibit 9.4(d)(iv)          -     Contract Assignment
Exhibit 9.4(d)(vi)          -     Foreign Person Certificate
Exhibit 9.4(d)(xxi)         -     Tenant Loan Assignment
Exhibit 11.7-1              -     Closing Escrow Agreement

Schedule 1.1(a)(i)(A)       -     Real Property
Schedule 1.1(a)(iii)(D)     -     Trademarks
Schedule 1.1(a)(iii)(H)     -     Vehicles
Schedule 1.2                -     Excluded Assets
Schedule 2.4(e)             -     Purchaser Lease Expenses
Schedule 2.7                -     Tenant Deposits
Schedule 2.8                      Certiorari
Schedule 4.1                -     Entities
Schedule 4.2(a)             -     Exceptions to Authority
Schedule 4.2(b)             -     Exceptions to Noncontravention
Schedule 4.3                -     Litigation
Schedule 4.5(a)             -     Condemnation and Rezoning Proceedings
Schedule 4.5(b)             -     List of Lease Documents and Defaults Under
                                  Leases
Schedule 4.5(c)-1           -     Leases Not Included on Rent Roll
Schedule 4.5(c)-2           -     Lease Terminations
Schedule 4.5(d)             -     Purchase Options and Rights of First Refusal
Schedule 4.5(e)             -     Tenant Loans
Schedule 4.5(f)             -     Insurance on Properties
Schedule 4.5(h)                   Affiliate Properties (Outparcels)
Schedule 4.6                -     Environmental Studies
Schedule 4.9                -     Exceptions to Compliance with Laws
Schedule 4.11(a)            -     Assumed Indebtedness
Schedule 4.14               -     Material Contracts
Schedule 4.19               -     Intellectual Property of Seller and the
                                  Subsidiaries
Schedule 4.24               -     Inquiry Parties
Schedule 5.2(c)             -     Purchaser Consents
Schedule 6.1                -     Purchaser Representative and Seller
                                  Representative

                             EXHIBITS AND SCHEDULES

                                   (continued)

Schedule 6.2-1              -     Leasing Guidelines
Schedule 6.2-2              -     New Leases and Amendments
Schedule 6.3                -     Tenants Providing Estoppel Certificates
Schedule 6.4-1              -     Proposed Debt Modifications
Schedule 6.4-2              -     Required Debt Modifications
Schedule 6.8(b)             -     Litigation Against Former Tenants
Schedule 7.6-B              -     Capital Improvement Plans and Budgets
Schedule 7.6-E                    Septic Problem
Schedule 7.14(d)            -     Indebtedness Subject to Purchaser's Election
                                  to Treat as Assumed Indebtedness
Schedule 9.4(g)             -     Required Leases

                               PURCHASE AGREEMENT

     This PURCHASE AGREEMENT (this "Agreement"), dated as of October 17, 2002 by and among RIG HUNT RIVER COMMONS, LLC, a Delaware limited liability company, RIG PARADISE PAVILION, LLC, a Delaware limited liability company, and RIG HILLTOP PLAZA, LLC, a Delaware limited liability company (collectively hereinafter referred to as "Seller"),and NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation ("Purchaser").

                                    RECITALS:

     A. Seller owns 100% fee simple interest in the 3 shopping centers described on Exhibit A-1 (each a "Property" and collectively the "Properties") which Seller desires to sell.

     B. In accordance with the terms and conditions hereof, Seller desires to sell, transfer, assign, convey and deliver to Purchaser (i) fee simple title to the Properties together with all other assets, rights, business, goodwill and other properties with respect to the Properties and Purchaser desires to purchase and acquire the same from Seller, as set forth herein.

     C. The terms used in this Agreement with initial capital letters are defined in Exhibit B.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein, the parties hereto hereby agree as follows:

                         I. PURCHASE OF PURCHASED ASSETS

     1.1 SALE AND TRANSFER OF PURCHASED ASSETS. (a) Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, convey and assign, as applicable, to Purchaser (or its designees, as applicable), and Purchaser (or its designees, as applicable), will purchase and acquire from Seller (all such transactions, collectively, the "Transfer") all of their right, title and interest in the Purchased Assets as hereinafter defined, free and clear of all liens, charges, claims, security interests, pledges, rights of first refusal, restrictions and other encumbrances ("Liens"), other than the Permitted Encumbrances. The assets to be acquired (the "Purchased Assets") consist of the following:

           (i)       With respect to the Properties, the following:

                     (A)   the Real Property;

                     (B)   the Improvements;

                     (C) all of Seller's right, title and interest in and to the Personal Property related to each Property;

                     (D)   Intentionally Omitted; and

                     (E) all of Seller's right, title and interest as lessor in and to the Leases and, subject to the terms of the Leases, the Tenant Deposits, and guarantees and other documents and agreements executed by a Tenant or guarantor related thereto.

           (ii)      Intentionally Omitted

           (iii) To the extent that any of the following was not otherwise covered in (i) above, with respect to the Properties and the Purchased Assets:

                     (A)   Intentionally omitted;

                     (B) all of Seller's right, title and interest in and to the Personal Property owned or used in connection with the Properties or the Purchased Assets;

                     (C) all of Seller's right, title and interest, if any, in, to and under, to the extent assignable or transferable, Licenses and Permits and the Contracts (including without limitation, any environmental indemnity agreement that Seller is a beneficiary under) with and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining thereto;

                     (D) all of Seller's right, title and interest, to the extent assignable or transferable, in and to the trademarks listed on
           Schedule 1.1(a)(iii)(D) and all other Intellectual Property owned or used by Seller in connection with the Properties or the Purchased Assets;

                     (E) all of Seller's right, title and interest, to the extent assignable or transferable, in and to all warranties, guaranties, other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used in connection with the ownership, construction, use or operation of the Properties, the Purchased Assets or Improvements;

                     (F) the Records and Plans, but only to the extent the Records and Plans are in the possession or control of Seller, provided that Seller at its sole cost and expense will have the right at any time as provided in Section 7.19 to make copies of the Records and Plans which relate to the period prior to the Closing Date to be used for reasonable purposes;

                     (G) the goodwill of Seller associated with the Intellectual Property or which is connected with the use of and symbolized by any of the Intellectual Property;

                     (H) all automobiles, trucks, trailers, vans and other certificated vehicles of Seller whether owned or leased (the "Vehicles") which are set forth on Schedule 1.1(a)(iii)(H);

                     (I) to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Purchased Assets;

                     (J) subject to Sections 6.8 and 7.18, all right, title and interest of Seller in, to and under all rights, privileges, claims, causes of action and options relating or pertaining to the Properties or the Purchased Assets;

                     (K) to the extent transferable, all right, title and interest of Seller in and to any performance bonds or other bonds, guaranties and security provided to it by any contractor pursuant to any construction or other contracts (including without limitation, any of same with respect to the Redevelopment Properties); and

                     (L) all other or additional privileges, rights, interests or properties and assets of every kind and description and wherever located, that are used or intended for use in connection with or that are necessary to the continued conduct of the Properties in the manner that they are being operated.

     1.2 EXCLUDED ASSETS. In no event will the Purchased Assets include any of the assets described in Schedule 1.2 ("Excluded Assets").

     1.3 NO ASSUMPTION OF CERTAIN LIABILITIES. Purchaser will purchase the Purchased Assets free and clear of all Liens other than the Permitted Encumbrances and will assume no liabilities or obligations (direct or indirect) of Seller or its Affiliates other than (i) the Assumed Indebtedness, (ii) all liabilities and obligations of Seller arising from and after the Closing relating to (x) the Leases (including without limitation, those relating to any Tenant Deposits delivered to Purchaser or credited against the Purchase Price),
(y) Contracts, and (z) Licenses and Permits, all of (x), (y) and (z) only to the extent assigned at Closing, and (iii) all liabilities of Seller solely to the extent that Purchaser received a credit therefore against the Purchase Price pursuant to Section 2.4 or otherwise in the Agreement (collectively, the "Assumed Liabilities"). Except for the Assumed Liabilities, Purchaser will not assume or agree to pay, perform or discharge or be responsible for any obligation or liability (direct or indirect) related to or arising from the operation of the Purchased Assets or Properties arising or accruing before the Closing or any other liabilities, responsibilities or obligations of Seller and its Affiliates, whether accrued, absolute, contingent or otherwise, including without limiting the generality of the foregoing, any liabilities or obligations resulting from or by reason of any event or circumstance occurring prior to the Closing (including without limitation, the improper application of Tenant Deposits), any lawsuit or other proceeding or investigation relating to the Purchased Assets or the Properties arising from events or circumstances prior to the Closing (other than costs and expenses incurred by Purchaser to pursue claims against tenants under the tenant litigation assigned to Purchaser under
Section 6.8), or arising out of or by reason of any of the transactions contemplated by this Agreement other than as a result of Purchaser's failure to comply with its obligations under this Agreement; such obligations and liabilities, together with any liability or obligation relating to an Excluded Asset and Employee Related Liabilities are referred to as the "Pre-Closing Property Liabilities." Provided, however, Pre-Closing Property Liabilities will not include any Assumed Liabilities.

     1.4 NO REPRESENTATIONS. (a) PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH HEREIN OR ON ANY EXHIBIT OR SCHEDULE ATTACHED HERETO (INCLUDING THE COVENANTS UNDER SECTION 6.1

AND SELLER'S REPRESENTATIONS SET FORTH HEREIN), OR ANY OTHER CLOSING DOCUMENT REQUIRED HEREIN, SELLER IS TRANSFERRING THE PURCHASED ASSETS "AS IS, WHERE IS AND WITH ALL FAULTS" AND (ii) EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN, OR ON ANY EXHIBIT OR SCHEDULE ATTACHED HERETO, OR ANY OTHER CLOSING DOCUMENT REQUIRED HEREIN, PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY OF ITS SUBSIDIARIES OR ANY PARTNER, MEMBER, MANAGER, TRUSTEE, DIRECTOR, SHAREHOLDER, CONTROLLING PERSON, AFFILIATE, OFFICER, ATTORNEY, EMPLOYEE, AGENT OR BROKER OF ANY OF THEM, AS TO ANY MATTER, CONCERNING THE PURCHASED ASSETS, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of any Property or the square footage of any of the Improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, any Property, or the fitness, suitability, value or adequacy of any Property for any particular purpose, (iv) the zoning or other legal status of any Property or the existence of any other public or private restrictions on the use of any Property, (v) the compliance of any Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Entity or of any other Person (including, without limitation, the Americans with Disabilities Act of 1990, as amended), (vi) the ability of Purchaser or any Subsidiary to obtain any necessary governmental approvals, licenses or permits for the use or development of any Property, (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements at any Property, (ix) the ownership of any Properties or any portion thereof, (x) any leases, permits, warranties, service contracts or any other agreements affecting any Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to any Property or (xi) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Property. Without limiting the generality of the foregoing, Purchaser expressly acknowledges and agrees that, except as set forth herein or on any Exhibit or Schedule hereto, or any other closing document required herein, it is not relying on any representation or warranty of Seller or any Subsidiary, or any partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of any of them, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them. Purchaser further acknowledges and agrees that except as set forth in the definition of Knowledge of Seller neither Seller nor any Subsidiary is under any duty to make any inquiry regarding any matter that may or may not be known to any partner, officer, employee, attorney, agent or broker of any of them. This Section 1.4 will survive the Closing, or, if the Closing does not occur, the termination of this Agreement. In addition, Purchaser acknowledges and agrees that no property (real, personal or otherwise) owned by any Tenant or any other Person is intended to be conveyed hereunder unless that property is described and purported to be conveyed under this Agreement.

     (b) PURCHASER ACKNOWLEDGES AND AGREES THAT ANY REPORTS OBTAINED BY IT OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF PURCHASER SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT, NONE OF SELLER OR ANY SUBSIDIARY HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER.

     1.5   RELEASE OF SELLER. (a) Without limiting the provisions of
Section 1.4, Purchaser, for itself and any of its successors and assigns and their Affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, any of Seller or its respective Affiliates or any direct or indirect partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a "Seller Party", and collectively, the "Seller Parties") with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Entity), including, without limitation, attorneys' and experts' fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Purchased Assets, or any Property or any portion thereof (collectively, "Claims"), including, without limitation, the physical, environmental and structural condition of any Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Properties; provided, however, the foregoing provision of this Section 1.5 shall not apply with respect to any Claim by Purchaser against (i) any Seller Party for any act of that Seller Party that constitutes fraud, (ii) Seller or any of its Subsidiaries for any breach of the representations, warranties or covenants set forth in this Agreement, subject to the limitations and conditions provided in Sections 10.2, and Article 11, if applicable, (iii) Seller for its obligations under this Agreement including, without limitation, Sections 2.4 and 11.2, (iv) any Seller Party in any action brought against Purchaser by any third party or
(v) any Seller Party for any Pre-Closing Property Liabilities. In addition, Purchaser covenants and agrees to, and where applicable hereby does, release, defend, indemnify and hold harmless each of the Seller Parties and their respective Affiliates from and against any Claims to the extent relating to any Hazardous Materials that may be placed, located or released on or at any Property after the Closing Date and during the period of Purchaser's (or any of its Affiliates') ownership. Purchaser's indemnity obligation set forth in the immediately preceding sentence shall be limited to its interest in all of the Purchased Assets. None of Purchaser, its Affiliates or their respective successors or assigns will be required to indemnify, defend or hold harmless any Seller Party from any Claims threatened, asserted or commenced against any Seller Party by any other Person

(including, without limitation, any Governmental Entity) to the extent, if any, that such Claim seeks recovery for harm suffered due to Hazardous Materials placed, located or released on or at any Property before the Closing or prior to, from or after the Closing with respect to any "offsite" Hazardous Materials migrating to the Property; provided, however, Purchaser (but not Seller or any Subsidiary) will be responsible for remediating any such Hazardous Materials at the Property to the extent that Purchaser is required by Law to perform such remediation.

     (b) In connection with this Section 1.5, Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

     (c)   This Section 1.5 shall survive the Closing indefinitely.

     1.6   INTENTIONALLY OMITTED.

                                II. CONSIDERATION

     2.1 PURCHASE PRICE. The purchase price for the Purchased Assets will be equal to $32,620,175, as may be adjusted in accordance with this Section 2.1 and the other provisions of this Agreement, including without limitation, Sections 2.4, 2.7, 3.4 (including Section 3.4(g) with respect to Purchaser taking subject to, and paying off any, Indebtedness that is not Assumed Indebtedness), 7.6, 7.14, 7.15, 7.16, 8.2, 8.3, and 10.2 (the "Purchase Price"). The Purchase Price is payable at Closing by (i) Purchaser paying in cash an amount equal to the Purchase Price, less 100% of the principal amount outstanding of the Assumed Indebtedness as of the Closing Date and (ii) Purchaser assuming or taking the Purchased Assets subject to the Assumed Indebtedness. The Deposit plus any interest or other investment income earned thereon will be applied to the Purchase Price in accordance with the Escrow Agreement. As additional consideration, Purchaser shall assume or take the Purchased Assets subject to the Assumed Liabilities. Purchaser shall pay to Seller the Purchase Price in immediately available funds by wire transfer to an account designated by Seller, which account must be designated at least 2 Business Days' prior to the Closing Date.

     2.2 ALTERNATE PAYMENT OF PURCHASE PRICE. At Seller's election, instead of paying cash at the Closing, Purchaser agrees to provide a promissory note in an amount reasonably agreed to by Purchaser and Seller, for a portion of the cash portion of the Purchase Price, as adjusted pursuant to the terms hereof. Such promissory note shall be secured by a letter of credit (which letter of credit shall be secured by cash (the "Cash Collateral") of the Purchaser held by the issuing bank). The interest on the promissory note shall be equal to the investment income on the Cash Collateral from the issuing bank and the note shall be due on demand at any time in the calendar year 2003. If Purchaser does not pay off the promissory note within five (5) Business Days of Seller's written demand, Seller shall be entitled to draw on the letter of credit to pay off the amount due on the promissory note. Purchaser and Seller shall cooperate to effect such transaction on terms and conditions reasonably acceptable to both parties; provided, however, that (A) in no event shall the rights of Purchaser under this Agreement, including, without limitation, Purchaser's right to acquire all of Seller's and the Assigning Subsidiaries' right, title and interest in and to the Purchased Assets free and clear of all Liens other than the Permitted Encumbrances, be affected by this arrangement and this arrangement shall not violate any of the

Assumed Loan Documents; and (B) Purchaser's compliance with the provisions of this Section 2.2 shall be at Seller's sole cost and expense including, without limitation, any letter of credit costs, lender's fees and expenses (including their attorneys' fees), mortgage recording taxes, any imputed interest income taxes and any other transaction costs incurred in connection therewith, except with respect to Seller's enforcement of the promissory note after Purchaser fails to repay same within the five (5) Business Day period. Seller hereby agrees that if Purchaser delivers the promissory note in accordance with the provisions this Section 2.2, Purchaser's obligation to deliver the amount of the cash portion of the Purchase Price equal to the amount of the promissory note under other Sections of this Agreement shall be deemed to have been satisfied.

     2.3 EARNEST MONEY. (a) Within one Business Day of the execution of this Agreement by all parties to this Agreement, Purchaser will deposit with the Escrow Holder in immediately available funds by wire transfer $25,000 (the "Deposit"), which will be held in escrow by the Escrow Holder pursuant to the terms of this Agreement, and in accordance with the terms and provisions of the Escrow Agreement by and among the Escrow Holder, Seller and Purchaser dated of even date herewith (the "Escrow Agreement").

     (b) In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Code"), and any related reporting requirements of the Code, the parties hereto agree as follows:

           (i) Provided the Escrow Holder executes a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Purchaser will designate the Escrow Holder as the Person to be responsible for all information reporting under Section 6045(e) of the Code (the "Reporting Person"). If the Escrow Holder refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Purchaser agree to appoint another third party, acceptable to Seller and Purchaser in their reasonable discretion, as the Reporting Person.

           (ii)      Each of Seller and Purchaser will:

                     (A) provide to the Reporting Person all information and certifications regarding the applicable party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

                     (B) provide to the Reporting Person the applicable party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by the applicable party to the Reporting Person is correct.

           (iii) Each party will retain this Agreement for not less than four years from the end of the calendar year in which Closing occurs, and will produce it to the Internal Revenue Service upon a valid request for this Agreement.

           (iv)      The addresses for Seller and Purchaser are as set forth in
Section 12.1, and the real estate subject to the transfer provided for in this Agreement is described in Schedule 1.1(a)(i)(A).

     (c) At the Closing, the Escrow Holder will deliver the Deposit, and interest and other investment income earned thereon, to Seller as provided in the Escrow Agreement and Section 2.1.

     2.4 PRORATIONS. Prorations will be made with respect to the Assumed Liabilities and the Purchased Assets as provided in this Article 2.4 without duplication in each case.

     (a) (i) Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Proration Time"), the following (collectively, the "Proration Items"):

                     (A)   Real property taxes and assessments as provided in
           Section 2.4(d);

                     (B) Water rates and charges paid or payable with respect to the Property, except those required to be paid by Tenants directly to the entity imposing the rates or charges;

                     (C) Sewer taxes and rents paid or payable with respect to the Property, except those required to be paid directly by Tenants to the entity or authority imposing the taxes and rents;

                     (D) Accrued interest payable under the Assumed Indebtedness as provided in Section 2.4(g) but not late fees and other costs, charges, and past due interest owing to the lender before the Proration Time, which will be Seller's sole expense;

                     (E) Amounts, if any, payable or cash received by the owner of the Property under the REA Agreements, including prepaid amounts and unpaid amounts;

                     (F) Annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied;

                     (G) Charges for fuel oil and liquid propane gas, if any, at the cost per gallon or cubic foot most recently charged to the owner of the Property, based on the supplier's measurements thereof, plus sales taxes thereon to the extent applicable;

                     (H) Rentals as provided in Section 2.4(b) (other than payments for Operating Expenses which shall be apportioned as provided in Section 2.4(c)), including prepaid Rentals;

                     (I) Amounts payable by or to Seller or the owner of the Property under a management, development and/or other Contract relating to the Property as provided in Section 2.4(i) (other than for the payment of leasing commissions or brokerage fees, which shall be prorated as provided in Section 2.4(e));

                     (J) Cash reserves and escrow deposits under any of the Assumed Indebtedness that are for a specific repair or remediation that has not been completed at Closing shall be credited against the Purchase Price, (provided, however, Purchaser shall return to Seller any amounts in excess of the actual amount spent by Purchaser to remediate or repair such matter). all other cash reserves and escrow deposits for real property taxes and assessments, insurance premiums and other items, made with, or held by, the lender under any of the Assumed Indebtedness, net, if appropriate, of any allocation to the same party of the underlying expense for which the reserve is held, together with so much of any interest earned on the reserve or escrow deposit as is properly attributable to the allocated amount thereof, PROVIDED HOWEVER, adjustments for casualty or condemnation proceeds held by the lender under any of the Assumed Indebtedness will be made in accordance with Article VIII;

                     (K)   Intentionally Omitted;

                     (L)   Prepaid expenses as provided in Section 2.4(k);

                     (M)   Intentionally Omitted;

                     (N)   Tenant Deposits as provided in Section 2.7;

                     (O) Personal property taxes and assessments that have been levied or assessed with respect to any Purchased Asset, whether or not due and payable, and whether paid or unpaid;

                     (P) Amounts readily determinable that are payable under the Assumed Liabilities; and

                     (Q) Except as set forth below, all other items customarily apportioned in connection with the transfer of similar properties similarly located.

           (ii) Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time. Seller will prepare in good faith and deliver a statement of estimated Proration Items and other credits and adjustments to the Purchase Price hereunder (including the principal amount outstanding of the Assumed Indebtedness as of the Closing Date) to be submitted to Purchaser no less than 5 Business Days before the Closing Date (the "Closing Statement"). Upon approval by Seller and Purchaser, the preliminary Proration Items and other credits and adjustments reflected in the Closing Statement will be paid at Closing by Purchaser to Seller (if the preliminary Proration Items, credits and adjustments result in a net credit to Seller) or by Seller to Purchaser (if the preliminary Proration Items, credits and adjustments result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items, credits and adjustments are not known as of the Proration Time, the proration of the Proration Items, credits and adjustments will be made at Closing on the basis of the best evidence then available; thereafter, when actual amounts are determined, re-prorations will be made as provided in Section 2.5 on the basis of the actual amounts, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller's insurance policies will not be assigned to Purchaser other than any assignment of a claim or proceeds pursuant to Section 7.18 and Article VIII. Final readings and final billings for utilities will be made if possible as of the Proration Time, in which event no proration will be made at the Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers, alternatively at Purchaser's election, Seller shall receive a credit for such deposits and assign the same to Purchaser. The provisions of this Section 2.4 will survive the Closing until the Final Closing Adjustment is determined and duly paid and Seller and Purchaser shall cooperate to produce the Final Closing Adjustment in accordance with Section 2.5.

     (b) Rentals shall be prorated at the Closing in accordance with the following provisions:

           (i) Minimum rent and percentage only rent actually received for the month in which the Closing Date occurs will be prorated between Seller and Purchaser as of the Proration Time based on the actual number of days in the month during which the Closing occurs. Seller will be entitled to all minimum rent and percentage only rent for the period before the Proration Time and Purchaser will be entitled to all minimum rent and percentage only rent for the period from and after the Proration Time.

           (ii) Monthly or other payments made by each Tenant based upon projected or estimated additional rent actually received for the month or other relevant period in which the Closing Date occurs will be prorated between Seller and Purchaser as of the Proration Time based on the actual number of days in the month or other relevant period during which the Closing occurs. Seller will be entitled to all additional rent for the period before the Proration Time, and Purchaser will be entitled to all additional rent for the period on and after the Proration Time. This Section 2.4(b)(ii) will not include any Proration Item set forth in Section 2.4(c).

           (iii) Percentage rent (if any) payable by a Tenant under its Lease will be prorated as of the Proration Time between Seller and Purchaser on the basis of the fiscal year set forth in the applicable Lease for the determination and payment of percentage rent. Such fiscal year for determination and payment of percentage rent in which the Closing occurs is hereinafter referred to as the "Applicable Percentage Rent Fiscal Year." Seller will receive the entire amount of percentage rent with respect to any Applicable Percentage Rent Fiscal Year ending prior to the Closing or with respect to any Lease that terminated before the Closing Date, subject to the application of Delinquent Rentals, as set forth in Section 2.4(b)(v), subject to Section 2.4(m). Any amounts collected from a Tenant after Closing that relate to percentage rents shall be prorated at the end of the Applicable Percentage Rent Fiscal Year and then quarterly thereafter until the Final Closing Adjustment, all subject to the application of Delinquent Rentals, as set forth in Section 2.4(b)(v), subject to Section 2.4(m), and any amount of percentage rent that Seller is entitled to shall be remitted to Seller at such time. Purchaser shall, at the reasonable request (based upon a legitimate concern about the amount of the percentage rent) of Seller and at Seller's sole cost and expense, conduct an audit of any Tenant for purposes of determining the amount of percentage rent due for the Applicable Percentage Rent Fiscal Year, subject however, to a maximum number of 10 such audits. The prorations shall be based upon the percentage rent collections from Tenants for the Applicable Percentage Rent Fiscal Year with Seller and Purchaser being credited and charged with a pro rata share thereof based upon actual number of days in the Applicable Percentage Rent Fiscal Year before and after the Proration Time.

           (iv) All other types of Rentals other than those listed in Sections 2.4(b)(i), (ii) and (iii) and 2.4(c) (including, specific tenant billings for work orders, special items performed or provided at the request of a given Tenant or other specific services) ("Other Rent") received for the month in which the Closing Date occurs will be prorated based on the actual number of days in the month during which the Closing Date occurs and Seller will be entitled to such Other Rent for the period before the Proration Time, and Purchaser will be entitled to such Other Rent for the period on or after the Proration Time. All Rentals payable by each Tenant whose Lease commences on or after the Closing shall belong entirely to Purchaser.

           (v) In determining the amounts under Sections 2.4(b)(i)-(iv) and 2.4(c), this Section will be applied. Rentals are "Delinquent" if they were not paid when due. Delinquent Rentals will not be prorated and neither Seller nor Purchaser will receive a credit at Closing for Delinquent Rentals. Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rentals using its normal and customary collection efforts during the period prior to the Final Closing Adjustment. Delinquent Rental amounts collected net of enforcement costs that Seller is entitled to under this Agreement, if any, shall be remitted to Seller quarterly after Closing, subject to the application of Delinquent Rentals as set forth in this Section 2.4(b)(v), subject to Sections 2.4(m), (n) and (o). Purchaser will have no liability for the failure to collect any such amounts and will not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants of the Property. All Rentals and other amounts collected by Seller or Purchaser from and after Closing from each Tenant, will be applied as of the date of receipt first to current amounts owed by that Tenant to Purchaser, then to the amounts owed for the month (or other relevant period) in which the Closing Date occurs, then to all other delinquencies owed by that Tenant to Purchaser, and thereafter, to delinquencies or other amounts owed by that Tenant to Seller. Any payment net of enforcement costs received by Purchaser under a note assigned to Purchaser that was made by a Tenant in respect of amounts owed under a Lease, excluding any amount specifically allocated under the note to post-closing periods under such obligations and any net recovery in respect of the litigation against Tenants assigned to Purchaser under Section 6.8, excluding any claim for post-closing rents, will be treated as payment of undesignated Delinquent Rentals for periods before the Closing, but subject to the application of funds under this Section 2.4(b)(v), subject to Sections 2.4(m), (n) and (o). Seller may not (and shall not permit its Affiliates) without

Purchaser's prior written consent commence a lawsuit against any Tenant after the date of this Agreement to collect Delinquent Rentals and payments for Operating Expenses so long as Tenant occupies the space that is the subject of the Delinquent Rentals and payments for Operating Expenses. The obligations of Seller under the immediately prior sentence will survive Closing indefinitely.

           (vi) Any Rentals or other payments by Tenants delivered to Seller or its Affiliates after closing with respect to the Properties shall be promptly remitted to Purchaser to be held by Purchaser for application in accordance with this Agreement, other than amounts for which Seller is entitled to after the application of Sections 2.4 (m), (n) and (o), after providing Purchaser with a specific accounting and reasonable backup for Seller's application of such payments.

     (c) Seller and Purchaser will prorate payments, including estimated payments, if any, received from Tenants for and expenses related to common area maintenance, real estate taxes, electricity redistribution and HVAC charges, and all other operating expenses and tax escalations (collectively, "Operating Expenses") on the basis of the fiscal year set forth in the applicable Lease for such items. Such fiscal year for determination of Operating Expenses and Tenant's obligation to reimburse is hereinafter referred to as the "Applicable Operating Expense Fiscal Year." Seller will receive all payments of Operating Expenses with respect to any Applicable Operating Expense Fiscal Year ending prior to the Closing or with respect to any Lease that terminated before the Closing Date, subject to the application of Delinquent Rentals as set forth in this Section 2.4(b)(v), subject to Section 2.4(n). Operating Expense payments received from a Tenant after Closing that relate to Operating Expenses shall be prorated at the end of the Applicable Operating Expense Fiscal Year following the annual reconciliation with Tenants and then quarterly there after until the Final Closing Adjustment, all subject to the application of Delinquent Rentals, as set forth in Section 2.4(b)(v), subject to Section 2.4(n), and any amount of payments for Operating Expenses that Seller is entitled to shall be remitted to Seller at such time and any amount of Operating Expenses that Purchaser is entitled to shall be remitted to Purchaser at such time. The prorations shall be based upon Operating Expenses and collections from Tenants for the Applicable Operating Expense Fiscal Year with Seller and Purchaser being credited and charged with a pro rata share thereof based upon actual number of days in the Applicable Operating Expense Fiscal Year before and after the Proration Time. If Seller provides Purchaser with all documentation, bills, and backup necessary or requested by Purchaser, Purchaser agrees to bill Tenants monthly after the end of the Applicable Operating Expense Fiscal Year for 2002 Operating Expenses reconciliations due for the Applicable Operating Expense Fiscal Year for 2002.

     (d) All real estate taxes and assessments applicable to the year in which the Closing Date occurs that are paid prior to the Proration Time will be prorated based upon the amounts actually paid. If taxes and assessments for the year in which the Closing Date occurs or any prior year have not been paid before Closing, Seller will be charged at Closing an amount equal to that portion of such taxes and assessments which relate to the period before Closing, assuming for this purpose that payment would be made so as to secure all available discounts (if available after Closing), and Purchaser will pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and an assessed valuation last fixed. After taxes and assessments are known, adjustments, if needed, will be made between the parties. Purchaser will be responsible for all installments of special assessments due for any period after the Closing.

     (e) Purchaser shall receive a credit for any and all Lease Expenses to the extent that they have been incurred (or will be incurred under any signed Lease) but not paid by Seller or the owner of the Property prior to Closing and to the extent that Seller has not executed prior to Closing a Lease for any space set forth in Schedule 2.4(e), Purchaser will receive a credit against the Purchase Price for future Lease Expenses to be incurred by Purchaser in the amount allocated to the unleased space as set forth in Schedule 2.4(e) and Purchaser will assume at Closing liability for all Lease Expenses related to such space regardless of the actual amount thereof. Each party will make available to the other all records, bills, vouchers and other data in such party's control verifying Lease Expenses and the payment thereof.

     (f) There will be no proration of any promotional or publicity charges or other costs and expenses paid from any promotional fund or by any merchants' association held by Seller or any Subsidiary or its managing agent on the Closing Date, except that Seller or any Subsidiary shall be responsible for funding, on or before the Closing Date, any amounts Seller or any Subsidiary is obligated to fund prior to such date pursuant to any agreements by which Seller or any Subsidiary is bound relating to the Properties. On the Closing Date, Seller shall deliver to Purchaser the balance of any promotional fund and all funds of any merchants' association then held by Seller or any Subsidiary or its managing agent, including funds derived from payments made by Tenants and funds derived from optional or mandatory contributions by Seller or any Subsidiary, or at Seller's election, Seller shall give Purchaser a credit against the Purchase Price therefor.

     (g) Accrued interest payable under the Assumed Indebtedness (excluding unpaid late fees and other costs, charges, and past due interest for which Purchaser will receive a credit) for the period in which the Closing Date occurs will be prorated between Purchaser and Seller as of the Proration Time.

     (h)   Intentionally Omitted.

     (i) Amounts received or payable under the Contracts will be prorated between Seller and Purchaser as of the Proration Time based on the actual number of days in the month (or other applicable period under such Contract) during which the Closing occurs. All amounts received or payable under the Contracts accruing prior to the Proration Time will be credited to or the obligation of Seller. Purchaser shall be credited with or be responsible for all amounts received or payable under the Contracts accruing on and after the applicable Proration Time.

     (j)   Intentionally Omitted.

     (k) Seller will be credited with an amount equal to all prepaid costs, expenses, charges and fees paid by Seller with respect to any Property and attributable to any period after the applicable Proration Time so long as Purchaser is assigned the benefit of the prepayment (excluding any insurance premiums, for which there will be no pro-ration).

     (l) Seller will be credited with an amount equal to all security deposits, prepaid rentals and other deposits paid or deposited with any ground lessor of a Property under the applicable ground lease or to any other person on the ground lessor's behalf, together with any interest that has accrued thereon.

     (m) For a period of 90 days following the later of the date when (x) such percentage rent is due under any Lease for the Applicable Percentage Rent Fiscal Year or (y) if applicable, such tenant reports its sales with respect to the Applicable Percentage Rent Fiscal Year, any percentage rent payments for such period, that are made after Closing and are specifically identified as same by the Tenant or are readily identifiable for same, such amounts will not be treated as part of the application of Rentals to Delinquent Rentals under
Section 2.4(b)(v), but prorated under Section 2.4(b)(iii) and remitted to the party that is entitled to same without regard to the application of Rentals to Delinquent Rentals.

     (n) For a period of 90 days following the date when Purchaser sends a Tenant a bill for Operating Expenses reconciliations under any Lease for the Applicable Operating Expense Fiscal Year, any Operating Expenses payments for such period that are made after Closing and are specifically identified as same by the Tenant or are readily identifiable for same, such amounts will not be treated as part of the application of Rentals to Delinquent Rentals under
Section 2.4(b)(v), but prorated under Section 2.4(c) and remitted to the party that is entitled to same without regard to the application of Rentals to Delinquent Rentals. Such 90 day period shall be tolled during any Tenant dispute of such amount billed for Operating Expenses until such dispute is settled.

     (o) For a period of 60 days following the Closing, any base monthly Rentals that are made after Closing and are specifically identified as relating to a period prior to the Closing by the Tenant, such amounts will not be treated as part of the application of Rentals to Delinquent Rentals under Section 2.4(b)(v), but remitted to the Seller without regard to the application of Rentals to Delinquent Rentals.

     2.5 PREPARATION OF FINAL STATEMENT. On or before 30 days following the last day of the 12th full calendar month following the Closing Date (or the 15th full calendar month following the Closing Date if the Closing Date is in 2003) or such later date as is mutually agreed by the Seller and the Purchaser, the Purchaser will prepare and deliver to the Seller a final unaudited statement of Proration Items and other credits and adjustments to the Purchase Price as of the Proration Time (the "Final Statement"), based on information available as of the last day of the 12th full calendar month following the Closing Date (or the 15th full calendar month following the Closing Date if the Closing Date is in
2003) or such later date as is mutually agreed by the Seller and the Purchaser (the "Final Adjustment Date"). Seller will afford Purchaser and its representatives and auditors the opportunity at reasonable times and upon reasonable prior notice to review with Purchaser all underlying financial records and work papers pertaining to the preparation of the Final Statement within its control. Subject to Section 2.6, any net adjustment in favor of Purchaser will be paid in cash by Seller to Purchaser no later than 10 days after delivery of the Final Statement. Subject to Section 2.6, any net adjustment in favor of Seller will be paid in cash by Purchaser no later than 10 days after delivery of the Final Statement. The Final Statement may be audited at either party's request as provided in Section 2.6. The payments made under the Final Statement will be the "Final Closing Adjustment."

     2.6 AUDIT. If Purchaser and Seller do not agree on the computation of the Proration Items and other credits and adjustments to the Purchase Price in the Final Statement, then each party will prepare its own calculation of the Final Statement and such calculations will be submitted to a firm of independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Seller (who shall have no material relationship with Seller or Purchaser) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Statement. In making that calculation, the firm of independent accountants will include the non-disputed items and amounts set forth in each parties' calculation of the Final Statement, and shall consider affirming or adjusting only those items or amounts in the calculation of the Final Statement as to which the parties have disagreed and any items and amounts affected by those disputed items and amounts. The firm of independent accountants will deliver to Purchaser and Seller, as promptly as practicable, a report setting forth its calculation of the Final Statement. That report will be final and binding upon Purchaser and Seller. The cost of the independent accountants' review and report will be borne by (i) Purchaser if the difference between the Final Statement (prepared by the independent accountants) and Purchaser's calculation of the Final Statement delivered pursuant to this
Section 2.6 is greater than the difference between the Final Statement (prepared by the independent accountants) and the Seller's calculation of the Final Statement delivered pursuant to Section 2.6, (ii) Seller if the first such difference is less than the second such difference, and (iii) by Purchaser and Seller equally if the first such difference is equal to the second such difference. Purchaser will, and will cause Purchaser's independent accountants to, cooperate and assist Seller in their calculation of the Final Statement and in the conduct of the audits and reviews referred to in this Section 2.6, including without limitation, making available to Seller to the extent necessary of books, records, work papers and personnel. If the Final Statement reflects a net adjustment in favor of Seller, Purchaser will pay to Seller the amount of that adjustment in cash to Seller no later than 10 days after the determination of the Final Statement. If the Final Statement reflects a net adjustment in favor of Purchaser, Seller will pay to Purchaser the amount of that adjustment in cash to Purchaser no later than 10 days after the determination of the Final Statement.

     2.7 TENANT DEPOSITS. The unapplied portion of any Tenant Deposits as of the date of the Rent Roll that have been paid to the owner of each Property or are held by agents of the owner of each Property on its behalf (or that were deposited with any predecessor in interest to the owner to the extent the predecessor has turned over security deposits to the owner or given the owner a credit therefor) by any Tenants or contractors are in the form of cash, except for any letters of credit or other similar instruments set forth in Schedule
2.7. To the extent any Tenant Deposits are held by Seller or a Subsidiary or any security deposit has been applied in violation of Section 6.1(r), Seller shall, as applicable, pay to Purchaser, in cash, or credit against the Purchase Price the aggregate amount of any such Tenant Deposits (or transfer any letters of credit or other non-cash Tenant Deposits) and the amount applied in violation of
Section 6.1(r). Purchaser hereby indemnifies and agrees to defend Seller and the Seller Parties for, and agrees to defend and hold Seller and the Seller Parties harmless from and against, any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) imposed upon or incurred by Seller and Seller Parties with respect to the Tenant Deposits actually paid over or assigned to Purchaser pursuant to this Section, or with respect to the application thereof by Purchaser subsequent to Closing. Seller will be entitled to retain as its property its percentage of any interest accrued on any Tenant Deposits prior to Closing except to the extent such interest is required to be paid to any Tenants pursuant to their respective Leases or the depositing contractor. Seller will use its reasonable efforts to cause all letters of credit to be assigned or re-issued to Purchaser at the Closing and will continue to assist Purchaser after the closing to cause such letters of credit to be re-issued if they are not assignable.

     2.8 CERTIORARI. Schedule 2.8 identifies all proceedings for certiorari or other proceedings to determine the assessed value of the Properties or the real property taxes payable with respect to the Properties which have been or may be commenced prior to the Closing Date hereof and may be continuing as of the Closing Date. Purchaser will be entitled to control the prosecution of any proceeding or proceedings for the years prior to and including the year in which the Closing occurs to completion and to settle or compromise any claim therein. Purchaser will keep Seller informed on a timely basis on all matters with respect to any proceedings and seek Seller's reasonable consent and approval to the extent required in this Section 2.8. The parties hereto agree to cooperate with each other and to execute any and all documents reasonably requested by the other party in furtherance of the foregoing. With respect to any awards for the years prior to the year of the Closing, Purchaser will be entitled to first recover the reasonable costs it has expended in obtaining any awards and thereafter, Seller will be entitled to the remainder of the awards, subject to Seller's obligation to rebate any portion of those amounts to Tenants. With respect to any awards for the year in which the Closing occurs, Purchaser will be entitled to first recover the reasonable costs it has expended in obtaining any awards and Seller shall then be entitled to recover the reasonable costs it has expended in obtaining any awards, and thereafter, Seller and Purchaser will apportion the remainder of any awards between the period before the Closing and the period following the Closing, subject to their obligation to rebate any portion of those amounts to Tenants. In connection with the foregoing, Seller agrees to assign, subject to the provisions of this Section 2.8, to Purchaser at the Closing all of Seller's right, title and interest to the foregoing certiorari proceedings that are for the year in which the Closing occurs and all refunds relating thereto and cooperate with Purchaser with respect thereto. Purchaser will promptly remit to Seller any monies received which are to be paid to and/or shared by Seller as provided herein. Purchaser will not settle or compromise any proceeding that involves a tax year prior to and including the year in which the Closing occurs, without the consent of Seller, such consent not to be unreasonably withheld, delayed or conditioned. The provisions of this
Section 2.8 will survive the Closing until all proceedings with respect to the tax year of the Closing and prior years are resolved.

     2.9 EFFECT OF CLOSING. If the Closing occurs, for all legal, accounting and tax purposes (to the extent permitted under the applicable tax Laws), the Closing will be deemed to be effective as of the Proration Time.

          III. DUE DILIGENCE, TITLE AND OTHER PROPERTY RELATED MATTERS

     3.1 PURCHASER'S INSPECTIONS AND DUE DILIGENCE. (a) Prior to the date hereof Purchaser has conducted and after the date hereof will continue to conduct its economic, title, survey, environmental, legal, physical, and structural examinations, inspections, testing, studies and investigations of the Properties (collectively, the "Due Diligence"). Except for any limitations as may be imposed by this Section 3.1 and Section 3.2 below, Purchaser may conduct such Due Diligence as it deems necessary or appropriate, and examine and investigate to its full satisfaction the facts, circumstances, and matters relating to the Due Diligence. The Due

Diligence will be at Purchaser's sole cost and expense, except as otherwise expressly provided in Section 12.9.

     (b) Notwithstanding anything herein to the contrary, if Purchaser, in Purchaser's sole discretion, shall determine for any reason that Purchaser is not entirely satisfied with the results of Purchaser's Due Diligence, Purchaser shall have the right to elect either or both of the following: (i) drop the Property that it is not satisfied with by giving written notice to Seller prior to 5:00 P.M. (EST) on, or prior to, the last day of the Contract Due Diligence Period; or (ii) upon the expiration of the Contract Due Diligence Period without Purchaser having terminated this Agreement as provided above, the Deposit shall, subject to the provisions of this Agreement, be at risk and shall not be refundable to Purchaser except as expressly set forth in this Agreement.

     3.2 SITE VISITS. (a) Purchaser and its authorized agents, contractors, consultants and representatives (the "Consultants") will have reasonable access to the Properties on at least 2 Business Days' prior notice to Seller during reasonable times as mutually agreed upon by Seller and Purchaser solely for the purpose of performing its Due Diligence, including, inspecting the physical, environmental and structural condition of the Properties and conducting non-intrusive physical inspections and tests (physically intrusive shall not mean activities that to a DE MINIMIS extent may cause a restoration obligation under this Agreement or involve taking minor sampling of building materials and the roofs and sampling for asbestos); provided, however, that such inspections or tests will not unreasonably disrupt or disturb (x) the ongoing operation of the Properties; (y) any services to the Properties; or (z) the quiet possession of any Tenants under Leases. Such notice shall describe the scope of the Due Diligence Purchaser intends to conduct during Purchaser's access to the Properties. Seller will make reasonable efforts to have an agent available to accompany Purchaser or any Consultants, and in all events Seller shall have the right to have a representative present during any visits to or inspections of any Properties. Purchaser may request any and all publicly available information about the Properties from Governmental Entities but will not disclose to any Governmental Entity the results of any inspection, sampling or testing conducted at any Property without Seller's prior written consent except to the extent required by Laws. If Purchaser desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Purchaser will identify in writing exactly what procedures Purchaser desires to perform and request Seller's express written consent. Seller may withhold or condition consent to any physically intrusive Due Diligence in Seller's sole and absolute discretion (other than with respect to roof samples and core samples of the asphalt on parking lots for which Seller's approval shall not be unreasonably withheld or delayed), and in no event will Purchaser be permitted to perform any Phase II environmental inspection of any Property without Seller's consent which can be withheld in its sole discretion. If Seller objects to the procedures requested by Purchaser, Seller will describe the basis for its objection to Purchaser and may (but will not be obligated to) propose to Purchaser a reasonable alternative for resolving the issue giving rise to the request for intrusive Due Diligence. Upon receipt of Seller's written consent, if granted, Purchaser and all Consultants shall, in performing the Due Diligence, comply with the agreed upon procedures and with any and all Laws applicable to the Properties and will not engage in any activities that would violate any Licenses and Permits or Laws in any material respect. Purchaser and any Consultants will: (a) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Properties and (b) restore the Properties to the condition in which the same were found before any such entry upon the Properties and inspection or examination was undertaken, but in no event later than 10 days after such damage occurs.

     (b) Purchaser may not communicate or conduct interviews with any employee, lender, partner or joint venturer of Seller or any tenant of any of the Properties without the prior consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Purchaser may communicate with those certain employees of Seller that are designated by Seller, but such communication shall be solely for the purpose of performing the due diligence contemplated herein. If Seller does consent to any such interviews of its or the Subsidiaries' employees, lenders, partners, or joint venturers or the tenants of the Properties, such interviews shall not unreasonably disrupt or disturb (i) the on-going operation of the Properties, Seller, (ii) any services to the Properties, or (iii) the quiet possession of any Tenants under the Leases. Seller will have the right to have a representative of Seller present at all times during any interviews with any employee, lender, partner or joint venturer or any tenant of any of the Properties.

     3.3 DUE DILIGENCE INDEMNITY. PURCHASER SHALL KEEP THE PROPERTIES FREE FROM ALL LIENS AND DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER AND THE SELLER PARTIES FROM AND AGAINST ALL CLAIMS, ACTIONS, LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES, WHETHER ARISING OUT OF INJURY OR DEATH TO PERSONS OR DAMAGE TO ANY PROPERTY, INCLUDING ANY PROPERTY OF TENANTS UNDER LEASES OR OTHERWISE AND INCLUDING BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES AND COSTS INCURRED, SUFFERED BY, OR CLAIMED AGAINST SELLER OR ANY SUBSIDIARY CAUSED BY (i) PURCHASER'S OR ANY OF ITS CONSULTANTS ENTRY UPON THE PROPERTIES AND ANY DUE DILIGENCE ACTIVITIES PURSUANT TO SECTION 3.2 INCLUDING BUT NOT LIMITED TO, THE COSTS OF REMEDIATION, RESTORATION AND OTHER SIMILAR ACTIVITIES, MECHANIC'S AND MATERIALMEN'S LIENS AND ATTORNEYS FEES, ARISING OUT OF OR IN CONNECTION WITH THE EXERCISING OF PURCHASER'S RIGHTS UNDER SECTION 3.2; PROVIDED, HOWEVER, THAT PURCHASER SHALL HAVE NO DUTY TO DEFEND OR INDEMNIFY SELLER OR ANY SELLER PARTY FOR ANY LOSSES EXCEPT TO THE EXTENT CAUSED OR CONTRIBUTED TO, BY PURCHASER OR ITS CONSULTANTS, AND (ii) ANY BREACH OF SECTION 3.2 BY PURCHASER OR ANY CONSULTANT OR ANY OF THEIR RESPECTIVE, AGENTS OR REPRESENTATIVES. THE PROVISIONS OF THIS SECTION 3.3 SHALL SURVIVE THE CLOSING OR, IF THE TRANSFER IS NOT CONSUMMATED, ANY TERMINATION OF THIS AGREEMENT, AND SHALL NOT BE SUBJECT TO ANY LIMITATION OF LIABILITY SET FORTH HEREIN.

     3.4 TITLE. (a) Prior to the expiration of the Contract Due Diligence Period, Purchaser shall obtain new title commitments (each a "Title Commitment," and collectively the "Title Commitments") proposing to insure Purchaser (or its permitted designee) with respect to each of the Properties, and updated or new surveys (the "Surveys") for the Properties.

     (b) Without limiting Purchaser's rights in Section 3.1, after the expiration of the Contract Due Diligence Period and prior to the Closing, Purchaser shall have the right to object in writing to any Material Title Defects, which objection shall include the Purchaser's Cure

Value for the same. All Material Title Defects (that are objected to by Purchaser in accordance with this Section 3.4 (b)), shall be the "Title Objections" and individually a "Title Objection." At Closing, all matters which affect the Seller's title to the Properties that are not the subject of a Title Objection shall be deemed to constitute Permitted Encumbrances, other than the Liens that Seller is obligated to pay or discharge under Section 3.4(f) and title matters that Seller agreed in writing to cure during the Contract Due Diligence Period. In addition, if Seller has delivered written notice to Purchaser of any Material Title Defect (clearly stating that same is a "Material Title Defect") and Purchaser fails to object to that Material Title Defect on or before the 5th Business Day after receipt of such notice from Seller, then that Material Title Defect will constitute a Permitted Encumbrance, provided, however, matters covered by Section 3.4(f) and title matters that Seller agreed in writing to cure during the Contract Due Diligence Period shall not be subject to the foregoing.

     (c) With respect to any Title Objection, Seller may elect (subject to Section 3.4(f)), by written notice to Purchaser within 10 days after receipt of Purchaser's Title Objection (or notice of Purchaser's Cure Value for same, whichever is later), any one of the options described in the next sentence with respect to each such Title Objection. In Seller's sole and absolute discretion, Seller may elect any combination of the following (i) cure certain Title Objections, or (ii) elect not to cure one or more Material Title Defects such that there are still Material Title Defects. If Seller fails to timely deliver a notice regarding its method of cure, it will be deemed to have made the election in clause (ii) for all Material Title Defects.

     (d)   If Seller elects or is deemed to have elected option (ii) under
Section 3.4(c) not to cure any Material Title Defects and there are Material Title Defects, or Seller elected to cure such Material Title Defects, but has failed to cure same at or prior to the Closing Date, Purchaser may elect, by delivery of notice to Seller within 5 Business Days after receipt of Seller's notice or deemed election (or on the Closing Date, if applicable), any combination of the following options (if Purchaser fails to deliver notice of its election hereunder, Purchaser will be deemed to have made the election in clause (ii) below with respect to a reduction in the Purchase Price):

           (i) drop one or more Properties that are so affected by a Material Title Defect;

           (ii) waive such Material Title Defects, in which event such Material Title Defects shall be deemed Permitted Encumbrances, and proceed to Closing without any reduction of or credit against the Purchase Price with respect to the matters that were waived.

     (e)   Intentionally Omitted.

     (f) Notwithstanding anything in this Section 3.4 to the contrary, Seller shall (i) at Closing cause the release of all Liens securing Indebtedness for borrowed money which is not part of the Assumed Liabilities, and any and all other consensual monetary Liens upon any Property by Seller or its Affiliates,
(ii) at or before Closing cause the release of or bond off all, mechanic's, materialmen's and artisan's liens placed upon the Properties by a third party in connection with work performed on the applicable Property on behalf of Seller (unless placed upon the Property on behalf of Purchaser or a Tenant who is in good standing and the Lien only affects the Tenant's property) and any and all judgment liens (other than lis pendens), and such liens shall not be Permitted Encumbrances and (iii) at Closing cause the release of all voluntary encumbrances placed upon the Properties by Seller or its Affiliates after the date hereof.

     (g) Notwithstanding anything herein to the contrary, if on the Closing Date, there still exists a Title Objection) that Seller has agreed to cure or remove (or any other title matter Seller agreed in writing to cure or remove or any matter under Section 3.4(f) is not satisfied, Purchaser, shall have the right to use a portion of the Purchase Price to satisfy such matter, if such matter is in a liquidated amount, and the amount paid to cure such matter shall be credited against the Purchase Price, including, without limitation, for any loans which are not Assumed Indebtedness. In addition, if at Closing, there still exists a voluntary lien under Section 3.4(d)(iii), that is not in a liquidated amount, then Purchaser shall have the right to drop such Property at the Closing unless Seller otherwise agrees to give a credit for such amount against the Purchase Price.

     (h) For purposes of Section 3.4, Seller can cure any objectionable matter or defect by satisfying, otherwise correcting or causing a title company to reasonably insure over the objectionable matter or defect (collectively referred to in this Section 3.4 as "curing" or to "cure").

     (i)   To the extent any time period permitted pursuant to Sections 3.4(b),
(c), (d) and (g) would extend beyond the then scheduled Closing Date, the Closing Date shall be extended to allow for the proper delivery of notices and election of procedures under the time frames set forth in Sections 3.4(b), (c),
(d) and (g), subject to a maximum extension of 30 days (together with all other extensions under Sections 10.2).

                  IV. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     4.1   ORGANIZATION AND POWER OF SELLER. Each of the entities set forth on
Schedule 4.1 are corporations, limited partnerships, limited liability companies, trusts or real estate investment trusts, as specified on Schedule 4.1, are duly formed and validly existing under the Laws of the corresponding states specified on Schedule 4.1, and each of them has the requisite limited partnership, limited liability company, corporate, trust or real estate investment trust power and authority, as applicable, to carry on its business as now being conducted. Seller and each Subsidiary is duly qualified or licensed to do business as a foreign limited partnership, limited liability company, corporation or real estate investment trust, as applicable, and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing or good standing necessary.

     4.2   AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) Except as set forth in
Schedule 4.2(a), Seller, has the requisite power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by Seller, (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transfer and the other transactions contemplated hereunder and thereunder. Except as set forth in Schedule 4.2(a), the execution and delivery by Seller of this Agreement and all documents contemplated hereunder to be executed and delivered by Seller and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary company, entity or partnership action, and no other company, entity or partnership proceedings on the part of Seller or its partners, shareholders or members are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by Seller, when executed and delivered will have been, duly executed and delivered by Seller and shall constitute the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights and by general principles of equity.

     (b) Except as set forth in Schedule 4.2(b) and assuming receipt of the consents described in Schedule 4.2(a), the execution and delivery by Seller of this Agreement and all documents contemplated hereunder to be executed and delivered by Seller does not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by Seller with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a penalty, or a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Purchased Assets under (i) the constituent organizational documents, as amended or supplemented, of Seller,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other material agreement or instrument applicable to the Properties or the Purchased Assets and constituting Assumed Liabilities but excluding any Liens under the Assumed Indebtedness, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Seller with respect to the Properties or the Purchased Assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate, would not materially adversely affect the to the Properties or the Purchased Assets or impair or interfere in any material respect with the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder or otherwise prevent Seller from performing its obligations hereunder in any material respect. Solely for purposes of this Section 4.2(b), the definition of Purchased Assets will not include any reference to the phrase "to the extent assignable or transferable".

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Properties or the Purchased Assets in connection with the execution and delivery by Seller of this Agreement and Seller of all documents contemplated hereunder or the consummation by Seller of the transactions contemplated hereunder or thereunder, except for such consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder or otherwise prevent from performing its obligations hereunder in any material respect.

     4.3 LITIGATION. Except as set forth in Schedule 4.3 and except for routine personal injury litigation arising from the ordinary course of operations of Seller and which are covered by adequate insurance, there is no suit, action, proceeding or investigation pending or, to the Knowledge of Seller, threatened against or affecting the Properties or the Purchased Assets or that, individually or in the aggregate, if decided adversely to the Properties or the Purchased Assets, would reasonably be expected to prevent or delay in any material respect the consummation of the Transfer and any other transactions contemplated by this Agreement or otherwise prevent Seller from performing its obligations hereunder in any material respect or would result in a material Loss. Except as set forth on Schedule 4.3, as of the date hereof there is no litigation pending against Tenants commenced by Seller or any Subsidiary. Except as set forth in Schedule 4.3, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator or settlement agreement outstanding against Seller or any Subsidiary with respect to the Properties or the Purchased Assets that remain unsatisfied or uncured.

     4.4   INTENTIONALLY OMITTED.

     4.5 PROPERTIES. (a) Except as set forth in Schedule 4.5(a), Seller has no Knowledge of and has not received any written notice to the effect that any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Properties.

     (b) The rent rolls delivered pursuant to a separate disclosure statement (the "Rent Roll") list each Lease in effect as of the dates of the Rent Roll. To the Knowledge of Seller, the Rent Roll is true, correct and complete as of the date thereof except no representation or warranty is made with respect to the commencement or expirations dates set forth therein or the legal names of any Tenant set forth therein. Except as entered into by Seller pursuant to the express terms of Section 6.2 and except as set forth on Schedule 4.5(c)-1 hereof, no Leases shall exist on the Closing Date other than the Leases listed on the Rent Roll. "Lease" means each lease or other right of occupancy affecting or relating to a Property in which Seller is the landlord, either pursuant to the lease agreement or as successor to any prior landlord, but shall not include subleases, franchise agreements, concession agreements or similar occupancy agreements entered into by Tenants or subtenants which by their nature are subject to Leases. Seller has made available to Purchaser true, correct and complete copies of all Leases in its or its Affiliates possession, including all amendments, modifications, renewals, extensions and guarantees and supplements, and other occupancy agreements and outstanding default notices sent during the prior 12 calendar months with respect to the Leases. With respect to all Leases with a gross leasable area of 10,000 square feet or more, and to Seller's Knowledge with respect to all other Leases, Seller has made available to Purchaser true, correct and complete copies of all Leases, including all amendments, modifications, renewals, extensions and guarantees and supplements, and other occupancy agreements and outstanding default notices sent during the prior 12 calendar months with respect to the Leases, in each case as set forth on Schedule 4.5(b) (subject to the missing documents as set forth on Schedule 4.5(b)). Each tenant under the Leases is a bona fide tenant in possession or has a right to possession of the premises demised thereunder. Each of the Leases is in full force and effect and, except as disclosed on the Rent Roll, or on
Schedule 4.5(b), to Seller's Knowledge none of the Leases has been modified, amended or rescinded, the rights of each tenant thereunder are as tenants only, and none of the Leases has been assigned or sublet by the tenant. Schedule 2.7 discloses all security and other deposits made by each of the tenants under the Leases which have not been applied as of the date of the Rent Roll. Seller has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on Schedule 4.5(b). All of the Leases are assignable by Seller as contemplated by this Agreement after giving effect to the repayment of Indebtedness contemplated under this Agreement without the consent of any other party other than the lenders under the Assumed Indebtedness. Except as set forth in Schedule 4.5(b), to the Knowledge of Seller, Seller is not in material breach or default under (and to the Knowledge of Seller there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Seller under, other than obtaining the consents contemplated hereunder) any Lease to which it is a party, which breach or default remains uncured, and Seller has not received written notice that it is in material breach or default under any Lease to which it is a party, which breach remains uncured. Notwithstanding the foregoing representations, Purchaser acknowledges that Seller shall have 10 Business Days from the date hereof to supplement Schedule 4.5(b) as to the list of Leases and all amendments and modifications thereto for Leases with a gross leasable area of less than 7,000.

     (c) Schedule 4.5(c)-1 sets forth a complete list, as of the date of this Agreement, of all Leases of the Properties which have been executed, but are either not yet included on the Rent Roll or not yet open for business. Schedule 4.5(c)-2 sets forth a correct and complete list of Tenants of the Properties for which any Seller has received as of the date of this Agreement written notice of any move out, lease termination or lease cancellation.

     (d) Except as set forth on Schedule 4.5(d) or as approved by Purchaser, no Tenants have been granted under their Leases options to purchase the Property of which it is a Tenant or rights of first refusal or first offer to purchase the Property of which it is a Tenant.

     (e) Except as set forth on Schedule 4.5(e), as of the date of this Agreement no Tenant has been promised or given a loan by Seller or any Subsidiary which loan, if given, remains outstanding and the loan documents are listed on Schedule 4.5(e).

     (f) Schedule 4.5(f) contains a true, correct and complete list of all casualty, rental loss, commercial liability, terrorism, employment, environmental, professional liability and crime insurance policies maintained by Seller and its Subsidiaries with respect to the Properties as of the date of this Agreement and all outstanding claims of which Seller has Knowledge under such policies with respect to the Purchased Assets or Properties. These policies are in full force and effect as of the date of this Agreement.

     (g)   Intentionally Omitted.

     (h) Other than as set forth on Schedule 4.5(h), neither the Seller nor any Affiliate thereof owns, ground leases, or has any options to purchase, rights of first refusal or rights of first offer with respect to any real property adjacent to the Properties and Schedule 1.1(a)(i)(A) contains the legal description of the Real Property including all out parcels.

     (i) No Property has any promotional fund or any merchants' association to which the owner of such Property is obligated to contribute any funds.

     4.6 ENVIRONMENTAL MATTERS. Seller, to its Knowledge, has made available to Purchaser copies of all environmental studies, investigations, reports, audits, assessments, Licenses and Permits and agreements relating in any way to any environmental matters with respect to any and all of the Properties or the Purchased Assets which (i) are within Seller's or any Affiliates' possession or control and (ii) were commissioned by Seller or its Affiliates during Seller's or its Affiliate's acquisition or ownership of the applicable Property, all of which are listed on Schedule 4.6. To the Knowledge of Seller, the Properties and the Purchased Assets comply in all material respects with all applicable Environmental Laws and there are no Hazardous Materials present, at, under, on, in or around the Properties, except as may be disclosed in said environmental studies, investigations, reports, audits or assessments, so made available to Purchaser.

     4.7 LABOR MATTERS. Seller and its Affiliates are not a party to any collective bargaining agreement or other labor union contract applicable to employees of Seller or its Affiliates, nor does Seller know of any activities or proceedings of any labor union to organize any such employees. To the Knowledge of Seller, there are no strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Seller or its Affiliates which would materially adversely affect Purchased Assets. Seller has not employed or employs any employees.

     4.8   TAXES. (a) Intentionally Omitted.

     (b) Seller and its Affiliates have timely paid all Taxes payable by them for the Pre-Closing Taxable Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise materially adversely affect the Purchased Assets or the Properties or would result in Purchaser becoming liable or responsible therefor.

     4.9 COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.9, (i) Seller has not received written notice of any violation of Laws affecting any portion of the Properties or the Purchased Assets issued by any Governmental Entity that remains uncured and (ii) to the Knowledge of Seller, Seller has not violated or failed to comply in any material respect with any Law or License and Permit applicable to the Properties or the Purchased Assets. To the Knowledge of Seller, the Licenses and Permits constitute all material Licenses and Permits that are required in order to continue to operate the Properties in the manner that they are presently being operated. To the Knowledge of Seller, all such Licenses and Permits are in full force and effect in all material respects. Notwithstanding the foregoing, Seller makes no representation under this Section as to compliance with the Americans with Disabilities Act of 1990, as amended, and any other "access" Laws and the representation in clause (ii) above shall not apply to any building, health, safety and fire codes, any zoning laws or any other similar laws.

     4.10 BROKERS. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

     4.11 ASSUMED INDEBTEDNESS. (a) Schedule 4.11(a) lists (i) the Assumed Indebtedness, (ii) all of the Properties that have ever been encumbered by the Assumed Indebtedness, (iii) the principal amount thereof outstanding as of the date set forth thereon, (iv) all of the notes, agreements and instruments evidencing and securing the Assumed Indebtedness, as the same may have been amended or supplemented from time to time, including, without limitation, any guaranties and any ancillary documents (collectively, the "Assumed Loan Documents"), and (v) the amount of any escrows or deposits held or established in connection with the Assumed Indebtedness as of as September 30, 2002. Seller has delivered to Purchaser complete and correct copies of the Assumed Loan Documents. Seller or the applicable Subsidiaries are current in all payments of principal and interest due under each Assumed Loan Document through the most recent scheduled payment date.

     (b) Seller has not received any written notice that they are in violation of or in default under (and to the Knowledge of Seller, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Seller under, other than obtaining the consents contemplated hereunder) the Assumed Indebtedness that remains uncured, nor to the Knowledge of Seller does a monetary or other material violation or default by Seller exist.

     4.12  INTENTIONALLY OMITTED.

     4.13 ASSUMED LIABILITIES. (a) Seller has not received any written notice that they are in violation of or in default under (and to the Knowledge of Seller, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Seller under, other than obtaining the consents contemplated hereunder or other than in respect of Contracts which may be terminated without penalty upon the sale of the Purchased Assets or upon no more than 30 days' notice) the Assumed Liabilities that remains uncured nor to the Knowledge of Seller does a material violation or default by Seller exist.

     (b)   Intentionally Omitted.

     4.14 CONTRACTS. Schedule 4.14 attached hereto lists the following Contracts as of the date of this Agreement relating to the Purchased Assets and the Properties (collectively, the "Material Contracts"):

     (a) any agreement (or group of related agreements) for the lease of personal property or equipment to or from any Person providing for lease payments in excess of $25,000 per annum or which are not terminable by Seller without penalty upon 30 days prior written notice or less;

     (b) any agreement (or group of related agreements), including without limitation, letters of intent) for (i) the purchase of or sale of real property (including purchase options), (ii) the purchase or sale of supplies, products or other personal property that involves consideration in excess of $50,000 (other than purchase orders relating to the construction contracts described in subsection (c)), or (iii) the furnishing or receipt of services, including, without limitation, management, operating, listing, brokerage, supply and maintenance agreements, other than agreements that are terminable by Seller without penalty upon the sale of the Purchased Assets or upon 30 days prior written notice or less;

     (c) any agreement (or group of related agreements) relating to the development or construction of any Property providing for payment to any Person in excess of $25,000, other than agreements that are terminable by Seller without penalty upon 30 days prior written notice and all development and construction agreements relating to the Redevelopment Properties;

     (d) any agreement constituting part of the Assumed Liabilities, limiting the right of Seller to conduct any line of business;

     (e)   any environmental indemnity agreement benefiting Seller; and

     (f) the Septic System Escrow Agreement, dated as of October 31, 2001, among RIG Hunt River Commons, LLC, Hunt River Shopping Center Corporation and Lawyers Title Insurance Company (the "Septic Escrow Agreement").

Seller has made available to Purchaser for Purchaser's review a correct and complete copy of each Material Contract. Seller has not received any written notice that it is in violation of or in default under any of the Material Contracts, and to the Knowledge of Seller, Seller is not in violation of or in default under any of the Material Contracts, and Seller has not given any written notice to any non-Seller-affiliated party informing it that such party is, and to the Knowledge of Seller, no non-Seller-affiliated party is, in violation of or in default of any material term under any of the Material Contracts. Each Material Contract is in full force and effect.

     4.15  INTENTIONALLY OMITTED.

     4.16 REAS. Seller has not received written notice that they are in violation of or in default under (and to the Knowledge of Seller, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Seller under, other than obtaining the consents contemplated hereunder) any reciprocal easement agreements or other operating easement agreements relating to the Properties (the "REAs") that remains uncured, nor to the Knowledge of Seller does a material violation or default by Seller exist. Seller has not given any written notice to any non-Seller-affiliated party informing it that such party is, and to the Knowledge of Seller, no non-Seller-affiliated party is in violation of or in default under any of the REAs. Seller shall provide to Purchaser, within 10 Business Days of receipt of the Title Commitment for each Property, a list of each REA and every amendment and modification thereto that is not shown on the Title Commitments with respect to the applicable Property, and same shall be deemed a representation made under this Section that to the Knowledge of Seller there are no other such REAs or amendments thereto.

     4.17  Intentionally Omitted.

     4.18 PURCHASED ASSETS. The Purchased Assets are all of the assets necessary to conduct the operation of the Properties in the manner currently conducted.

     4.19 INTELLECTUAL PROPERTY. Seller has no Intellectual Property as of the date of this Agreement other than as listed on Schedule 4.19 which are used by Seller or such Subsidiaries with respect to the Purchased Assets. Except as set forth on Schedule 4.19, there is no claim pending or to the Knowledge of Seller, threatened against Seller with respect to any alleged infringement of any patent, trademark or trade name owned by another.

     4.20 FINANCIAL STATEMENTS. Seller has delivered or caused to be delivered to Purchaser the audited balance sheets at December 31, 2001, 2000 and 1999 and the audited schedule of revenues and certain expenses, as defined, of EIG Realty, Inc. for the years ended December 31, 2001 and 2000 of EIG Realty, Inc., (collectively, the "Audited Financial Statements"). In addition, Seller has delivered or caused to be delivered to Purchaser, (a) the unaudited balance sheet at June 30, 2002 and statement of operations for the six (6) month period ended June 30, 2002 of EIG Realty, Inc. (collectively, the "Unaudited Financial Statements," and together with the Audited Financial Statements referred to collectively as the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as otherwise provided therein and except that the Unaudited Financial Statements do not contain all of the footnotes required under GAAP), and present fairly, in all material respects, the financial position of EIG Realty, Inc. as of the dates thereof and the results of operations for the periods then ended subject, in the case of the Unaudited Financial Statements, to normal and immaterial year-end audit adjustments. Since June 30, 2002, there has not been a material adverse change in the financial condition or results of operations of EIG Realty, Inc.

     4.21 BUDGETS. Seller has delivered or caused to be delivered to Purchaser true, correct and complete copies of the budgets for each of the Properties in effect as of this date for calendar year 2002 (in the form delivered to Purchaser, the "Budgets"). Purchaser acknowledges that Seller's actual results may vary from the Budgets and no assurances can be given that Seller will meet its Budget, except to the extent set forth in Section 7.6.

     4.22 INSOLVENCY. There are no voluntary or involuntary proceedings in Bankruptcy, or under any other debtor relief laws, pending or, to the Knowledge of Seller, threatened against Seller.

     4.23 UNITED STATES PERSON. Seller is a "United States Person" within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

     4.24 DEFINITION OF KNOWLEDGE OF SELLER. As used in this Agreement, the phrase to the "Knowledge of Seller" (or words of similar import) means the current, actual, conscious (and not constructive, imputed or implied) knowledge of George Huber, Tom D'Arcy, Todd M. Jacobs, Tony Zirille and Bob Sutton without having made a review of files or other independent inquiry other than due inquiry of the knowledge of the persons listed on Schedule 4.24. No such designee shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto or any of the representations made by Seller being or becoming untrue, inaccurate or incomplete in any respect. In addition, Purchaser shall have the right to add additional persons to the definition of Seller's Knowledge, if during the four weeks following the date hereof, it becomes apparent that there are other persons with high level managerial level responsibilities who have material knowledge of the operations of the Properties similar to what a Chief Operating Officer would typically be charged with knowing, by giving written notice to Seller of such person[s] prior to the expiration of such four week period.

     4.25 SCHEDULE REFERENCES. Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is clearly apparent (except for Assumed Indebtedness and Assumed Liabilities, which must appear on its own schedule (except that the Assumed Liabilities schedule may cross reference the Assumed Indebtedness schedule).

     4.26 RIGHT TO AMEND REPRESENTATIONS. Seller shall have the right from time to time prior to the Closing by notice to Purchaser to amend or supplement its qualifications to the representations and warranties in this Article IV, by amendment of the Schedules hereto or otherwise to reflect changes in facts or conditions or to correct any immaterial factual inaccuracies; provided, however, that no such amendment or supplement will be deemed to cure any breach of any representation or warranty made in this Article IV or have any effect on the conditions in Section 9.4(a) or remedies set forth in Section 11.2 with respect to any factual inaccuracy that existed when this Agreement was entered into but will be deemed to cure any breach or inaccuracy for all purposes under this Agreement arising from a change in facts or conditions after this Agreement was entered into so long as the change was not caused by Seller's breach of Articles VI and VII other than Section 6.5.

     4.27 SELLER'S REPRESENTATIONS DEEMED MODIFIED. To the extent that Purchaser actually knows at or prior to the Closing that any of Seller's representations and warranties that are required to be made on the Closing Date are inaccurate, untrue or incorrect in any way and fails to notify Seller and make a claim with respect thereto pursuant to Section 10.2, such representations and warranties shall be deemed modified to reflect Purchaser's knowledge. Seller shall not have any liability for a breach of representation or warranty by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy is actually known by Purchaser at the time of the Closing and Purchaser nevertheless fails to notify Seller and make a claim with respect thereto pursuant to Section 10.2 and proceeds to consummate the Closing. For purposes of this Agreement, knowledge of Purchaser means the current, actual, conscious (and not constructive, imputed or implied) knowledge of Glenn Rufrano, John Roche, Dean Bernstein, Scott McDonald, Ilan Rubinstein, Sharon Kuhn, Steven Kaufman (head of leasing) and Steven Siegel.

                 V. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     5.1 ORGANIZATION, STANDING AND POWER OF PURCHASER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted.

     5.2 AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) Subject to obtaining the approval of the Board of Directors of the Purchaser, Purchaser has the requisite corporate power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by Purchaser, (ii) to perform its obligations hereunder and thereunder, and (iii) to consummate the Transfer and the other transactions contemplated hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be entered into by Purchaser and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser or its stockholders is necessary to authorize any of the foregoing, except for obtaining the approval of the Purchaser's board of directors. Subject to obtaining the approval of the Board of Directors of the Purchaser, this Agreement has been, and all documents contemplated hereunder to be executed by Purchaser when executed and delivered will have been, duly executed and delivered by Purchaser and constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights, general principles of equity or articles of incorporation or by laws.

     (b) The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be entered into by Purchaser do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by Purchaser with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a penalty, or a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under (i) its certificate or articles of incorporation or bylaws, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement, instrument or Licenses and Permits applicable to Purchaser or its respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in subsection (c) below, any Laws applicable to Purchaser or its respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that, individually or in the aggregate, would not reasonably be expected to impair or interfere in any material respect with the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder, or otherwise prevent Purchaser from performing its obligations hereunder in any material respect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be entered into by Purchaser to which it is a party or the consummation by Purchaser of any of the transactions contemplated hereunder or thereunder, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Schedule 5.2(c) attached hereto.

     5.3 BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

     5.4 FUNDING. At Closing, Purchaser will have sufficient cash or undrawn lines of credit to perform all of its obligations hereunder.

     5.5   INTENTIONALLY OMITTED.

     5.6 PURCHASER'S REPRESENTATIONS DEEMED MODIFIED. To the extent that Seller has knowledge at or prior to the Closing that any of Purchaser's representations and warranties that are required to be made on the Closing Date are inaccurate, untrue or incorrect in any way and fails to notify Purchaser and make a claim with respect thereto pursuant to Section 10.3(b), such representations and warranties shall be deemed modified to reflect Seller's knowledge. Purchaser shall not have any liability for a breach of representation or warranty by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy is actually known by Seller at the time of the Closing and Seller nevertheless fails to notify Purchaser and make a claim with respect thereto pursuant to Section 10.3(b) and proceeds to consummate the Closing.

     5.7   INTENTIONALLY OMITTED.

     5.8 RIGHT TO AMEND REPRESENTATIONS. Purchaser shall have the right from time to time prior to the Closing by notice to Seller to amend or supplement its qualifications to the representations and warranties in this Article V, by amendment of the Schedules hereto or otherwise, to reflect changes in facts or conditions or to correct any immaterial factual inaccuracies; provided, however, that no such amendment or supplement will be deemed to cure any breach of any representation or warranty made in this Article V or have any effect on the conditions in Section 9.3(a) or remedies set forth in Section 11.2 with respect to any factual inaccuracy that existed when this Agreement was entered into but will be deemed to cure any breach or inaccuracy for all purposes under this Agreement arising from a change in facts or conditions after this Agreement was entered into so long as the change was not caused by Purchaser's breach of Sections 3.2 and 6.4 and Article VII.

                                  VI. COVENANTS

     6.1 CONDUCT OF SELLER'S BUSINESS PENDING TRANSFER. Prior to the Closing Date or the earlier termination of this Agreement, except as (i) specifically contemplated by this Agreement, or (ii) consented to in writing by one Purchaser representative identified on Schedule 6.1 Seller will:

     (a) Continue to operate, manage, lease and maintain the Properties in the usual, regular and ordinary course and in compliance with all applicable Laws and in substantially the same manner as heretofore and substantially consistent with the "expense" portions of the Budgets, but with respect to the Properties, subject to ordinary wear and tear;

     (b) Use reasonable efforts to keep available the services of their officers and key employees;

     (c) Confer on a regular basis with one or more representatives of Purchaser to report operational matters of materiality and any proposals to engage in material transactions, and promptly provide Purchaser with (i) all material notices received and financial statements and operating reports prepared in connection with any of the documents evidencing or securing any loans encumbering the Properties and (ii) all financial statements and operating reports routinely prepared by Seller relating to the Properties or the Purchased Assets;

     (d) Promptly notify Purchaser of any material emergency or other material change at the Properties;

     (e) Maintain its books and records in accordance with the accounting principles currently utilized by it, consistently applied, and not change in any material manner any of their methods, principles or practices of accounting currently in effect, except as may be required by applicable Law or GAAP;

     (f) Duly and timely file all reports, Tax Returns and other documents required to be filed with federal, state, local and other Governmental Entities, subject to extensions permitted by Law;

     (g) Not (i) acquire or sell or ground lease, or enter into any option or agreement to acquire or sell or ground lease, or exercise an option or contract to acquire, sell or ground lease any of the Properties or, other than the parcels described in Schedule 4.5(h), any part thereof or direct or indirect interest therein, other than leasing in accordance with Section 6.2, (ii) encumber or subject to any Lien any of the Properties or Purchased Assets, (iii) modify, amend, supplement, terminate or assign the Assumed Loan Documents, the documents evidencing the Assumed Liabilities, the REAs, (iv) (Intentionally Omitted), (v) transfer, sell or assign any Material Contracts, or (vi) enter into or modify, amend, supplement, or assign any management, operating, listing, brokerage, supply and maintenance agreement that is not terminable by Seller or a Subsidiary without penalty upon the sale of the Purchased Assets or upon 30 days prior written notice or less;

     (h)   Intentionally Omitted;

     (i) Not modify, amend, supplement, terminate or assign any material terms of any Material Contract in a manner adverse to the Purchaser without obtaining the prior written consent of Purchaser;

     (j) Keep in full force and effect with respect to the Properties policies of insurance providing coverage at least as extensive as the policies covering the Properties on the date hereof;

     (k) From and after the expiration of the Contract Due Diligence Period, provide or cause its Affiliates to provide Purchaser with (i) access to the computers, including the YARDI system, with respect to the Properties and the Purchased Assets and (ii) appropriate personnel to assist with same so that Purchaser can start to transition the management and ownership of the Properties;

     (l)   Intentionally Omitted;

     (m) Use commercially reasonable efforts to obtain the consents required to consummate the Transfer and the other transactions contemplated by this Agreement, including those described in Schedule 4.2(b) and the consents of the holders of the Assumed Indebtedness;

     (n) Provide to Purchaser's title insurance company the form of the affidavits attached as Exhibit 6.1(n) and other customary and commercially reasonable (as determined by Seller) affidavits (but not a non-imputation affidavit), documents and information necessary for such title insurance company to insure title to the Properties subject only to the Permitted Encumbrances for the benefit of Purchaser;

     (o) In the event Seller becomes aware that any of Seller's representations and warranties made hereunder are inaccurate, untrue or incorrect in any material respect, Seller shall promptly notify Purchaser with a reasonably detailed description of the inaccuracy;

     (p) Not settle any insurance claims or other litigation that would materially and adversely affect the Properties after the Closing without Purchaser's consent;

     (q) Cooperate with Purchaser to have any letters of credit in respect of any Tenant Deposits assigned to Purchaser or hold any letters of credit of and draw on them at Purchaser's request until a new letter of credit may be issued to Purchaser or its designee. This obligation of Seller will survive Closing;

     (r)   Intentionally Omitted;

     (s) Not apply any Tenant Deposits to delinquent Rentals or other amounts owed by a Tenant while a Tenant is in possession of the space under its Lease without Purchaser's consent;

     (t)   Intentionally Omitted;

     (u) Comply in all material respects with the terms and conditions of the Assumed Indebtedness applicable to the Properties and Seller;

     (v) Not enter into a contract or agreement that would be a Material Contract without Purchaser's consent unless the expenditures thereunder are included in the Budgets or are capital expenditures not in excess of 10% of the aggregate of the capital expenditures in the Budget or the Material Contract relates to tenant work to be performed under an existing Lease or a new Lease entered into pursuant to Section 6.2;

     (w) At or prior to Closing terminate all property management agreements and leasing agreements with respect to the Properties, including without limitation, the agreement with Divaris Real Estate, Inc., all at Seller's sole cost and expense; and

     6.2 LEASING. Seller will conduct its leasing activities consistent with past practices subject to changes consistent with prevailing market practices. Seller may enter into any new lease, or amend, modify or terminate any Lease that falls within the guidelines provided in Schedule 6.2-1 (the "Leasing Guidelines"). Seller will apprise Purchaser of leasing activities with respect to the Properties, including notice of any loans made by Seller to any Tenant. Seller will not enter into any new lease, or otherwise amend, modify or terminate any Lease, that does not fall within the Leasing Guidelines without Purchaser's prior written consent in each instance, which consent will not be unreasonably withheld, delayed or conditioned. Any notice from Purchaser rejecting a proposed new lease or amendment, modification or termination of any Lease that does not fall within the Leasing Guidelines must include a description of the reasons for Purchaser's rejection. Purchaser will be provided with monthly leasing reports and permitted to attend all leasing meetings. Notwithstanding anything herein to the contrary, except as set forth on Schedule 6.2-2, Seller will not, and will cause its Subsidiaries not to, enter into any new lease, or otherwise amend, modify or terminate any Lease, that is over 10,000 square feet (taking into account all expansion options), or enter into any Required Lease that are not on the same terms and conditions set forth on Schedule 9.4(g), whether or not same falls within the Leasing Guidelines without Purchaser's prior written consent in each instance, which consent will not be unreasonably withheld, delayed or conditioned. If Purchaser fails to object to such lease, amendment, modification or termination within 5 Business Days, Purchaser will be deemed to have approved that lease, amendment, modification or termination.

     6.3 TENANT ESTOPPELS. Seller will use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates from the Tenants identified on Schedule 6.3 and at Seller's discretion Seller may obtain other estoppel certificates. Each estoppel certificate will be in the form of Exhibit 6.3-1 or in the form prescribed in the applicable Tenant's Lease. If any Tenant identified on Schedule 6.3 fails to deliver an estoppel certificate before Closing, Seller will deliver an estoppel certificate in the form of Exhibit 6.3-2 in respect of that Tenant's Lease at Closing. If Seller obtains an estoppel certificate from any Tenants, Seller's representations and warranties made in Sections 4.5(b), (d) and (e) will terminate and be null and void with respect to all matters represented by such Tenant in such estoppel certificate that relate to the applicable Tenants if such certificates contain no exceptions noted by the Tenant, and if such estoppel certificate contains exceptions noted by the Tenant then such representations and warranties will terminate and be null and void only with respect to those matters represented that relate to the applicable Tenant and that are confirmed without exception by such estoppel certificate, and if the matter to which the Tenant takes exception in the estoppel certificate is not a matter already covered by a Seller representation in Sections 4.5(b), (d) and (e) and is a matter included in the form of Seller estoppel attached as Exhibit 6.3-2, then Seller may but shall not be required to deliver a Seller estoppel with respect to such Tenant for the excepted matter. If the Tenant estoppel includes exceptions and Seller elects not to deliver a Seller estoppel with respect to such Tenant for the excepted matter then such exception shall be considered in determining the occurrence of a Seller Material Adverse Event pursuant to clause (iv) of the definition thereof. If Seller provides an estoppel certificate in respect of any Tenant's Lease and the Tenant delivers an estoppel certificate after Closing, Seller's estoppel certificate in respect of that Lease will be null and void as if the Seller estoppel certificate had not been delivered at Closing if the estoppel certificate from the Tenant contains no exceptions noted by the Tenant, or if such estoppel certificate contains exceptions noted by the Tenant, then the Seller's estoppel certificate will be null and void only with respect to those matters represented that are confirmed without exception by the Tenant's estoppel certificate.

     6.4 ASSUMPTION OF OBLIGATIONS. Seller will use its commercially reasonable efforts and cooperate with Purchaser to cause the holders of the Assumed Indebtedness to permit the assumption thereof by Purchaser as contemplated by this Agreement or consent to the Transfers, as applicable (including taking subject to such Indebtedness). Seller will cooperate with Purchaser in requesting from the applicable holder of any Assumed Indebtedness the modifications to the Assumed Indebtedness set forth on Schedule 6.4-1 but failure to obtain such modifications shall not be a condition to Closing or to the assumption of the Assumed Indebtedness by Purchaser. Seller will cooperate with Purchaser in requesting from the applicable holder of any Assumed Indebtedness the modifications to the Assumed Indebtedness set forth on Schedule 6.4-2 and failure to obtain such modifications shall be deemed a failure to obtain the respective holder's consent to the assumption of the respective Assumed Indebtedness for purposes of this Agreement. At the Closing, Purchaser agrees to assume all obligations of Seller and each Subsidiary (other than the borrowers and their subsidiaries under the Assumed Indebtedness to the extent that Purchaser's designee assumes all obligations of such borrower or its Subsidiary), and any partner of Seller or other Person (each such Person, a "Guarantor") accruing from and after the Closing Date pursuant to each guaranty and other indemnity agreement set forth in the Assumed Loan Documents (each, a "Continuing Loan Guaranty") on such terms and pursuant to such documentation as the lender or other beneficiary thereof may reasonably require. Purchaser and Seller will use commercially reasonable efforts to cause the holder of each Assumed Indebtedness to fully release and discharge each Guarantor from all obligations under each Continuing Loan Guaranty to which it is a party or by which it is bound, including Purchaser executing documents reasonably requested by the holders, and, if any holder is unwilling to release and discharge any Guarantor from a Continuing Loan Guaranty, Purchaser will indemnify the Guarantor against any liability accruing from and after the Closing Date under the Continuing Loan Guaranty pursuant to an indemnity agreement in the form of
Exhibit 6.4 (the "Indemnity Agreement"). Purchaser will cooperate with Seller to cause the holder of each Assumed Indebtedness to permit the assumption thereof and/or the Transfers and Purchaser and Seller will each use commercially reasonable efforts to satisfy the requirements applicable to it imposed by the holder for the assumption thereof and/or the Transfers.

     6.5 OTHER ACTIONS. Each of Seller and Purchaser will not, and will use commercially reasonable efforts to cause its respective subsidiaries and/or Affiliates not to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue as of the Closing Date, (ii) any of the representations and warranties of such party that are not so qualified becoming untrue in any material respect as of the Closing Date, or (iii) any of the conditions to the Closing set forth in Article IX not being satisfied.

     6.6 NO SOLICITATION. Seller agrees that it will not, directly or indirectly, and it will not authorize or direct any of its representatives to, solicit or negotiate to sell or otherwise dispose of, or deliver non-public information designed to facilitate a potential bid to acquire, any Purchased Assets or any direct or indirect interest in any Purchased Assets or the Properties in any transaction except as contemplated in this Agreement without Purchaser's prior written consent until such time as this Agreement has been terminated.

     6.7   INTENTIONALLY OMITTED

     6.8 TENANT LITIGATION. (a) All litigation initiated by the Seller against any Tenant shall be assigned to Purchaser as a Purchased Asset except such litigation which Purchaser elects not to accept by notice to Seller delivered no later than 5 Business Days prior to the Closing. Any net recoveries related to the foregoing shall be treated as collections of Delinquent Rentals and shall be apportioned between Purchaser and Seller as provided in Section 2.4(b)(v). In the event any counterclaims are asserted against Seller in such litigation, Purchaser will not settle any such litigation without Seller's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

     (b) All litigation initiated by the Seller against any Tenant which Purchaser elects not to accept under Section 6.8(a), or former tenants, as identified in Schedule 6.8(b) shall be retained by Seller and not assigned to Purchaser as a Purchased Asset. Any recoveries related to the foregoing shall be retained by Seller and shall not be apportioned under Section 2.4.

     6.9 LENDER ESTOPPELS. Seller will use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates from the holders under the Assumed Indebtedness. Each estoppel certificate will be in the form of Exhibit
6.9 or in the form used by such holder and reasonably acceptable to Purchaser.

     6.10  INTENTIONALLY OMITTED.

     6.11 REA ESTOPPELS. Seller will use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates from the parties to the REAs that Purchaser requests. Failure to obtain such shall not be a default or a failure of a condition under this Agreement. Purchaser will prepare each estoppel certificate that it requests Seller obtain under this Section (and Seller will provide Purchaser any contact information that it may have with respect to such parties to the REAs).

                           VII. ADDITIONAL AGREEMENTS

     7.1 ACCESS TO INFORMATION; CONFIDENTIALITY. Notwithstanding the execution of this Agreement that certain letter agreement dated November 16, 2001 by and between EIG Realty, Inc., a Maryland corporation, general partner of Seller, and Purchaser shall remain in effect, subject to its terms, except that the same shall be deemed modified and amended by this Section 7.1 (hereinafter, as modified and amended, the "Confidentiality Agreement"). If there is any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall govern.

     (a) Certain information (whether written or oral) relating to the transactions contemplated hereunder, the Purchased Assets, Seller and its Affiliates, Purchaser and its Affiliates and their properties, some of which is non-public, confidential and proprietary in nature, such information, in whole or in part, together with analyses, computations, studies or other documents prepared by Purchaser or Seller or their Representatives (as hereinafter defined) which contains, any such information, is hereinafter referred to as the "Information". Purchaser and Seller agree that:

           (i) The Information will be kept confidential by them and they shall use their reasonable efforts to ensure that the Information is kept confidential by their affiliates, representatives, agents, advisors or employees (collectively, as applicable, their "Representatives"), and they shall not and they shall use their reasonable efforts to ensure that their Representatives shall not, other than as provided in this Agreement, without the prior written consent of the other party, disclose the Information of the other party in any manner whatsoever, in whole or in part, and the Information shall be used by such party and their Representatives solely for the purpose of the transactions contemplated hereunder. Moreover, the Information will only be transmitted to their Representatives who need to know the Information for purposes of providing assistance in connection with the transactions and who are informed of the confidential nature of the Information. Each party agrees to take reasonably effective precautions, contractual or otherwise, calculated to prevent unauthorized use or disclosure of the Information.

           (ii) In the event that this Agreement is terminated by either party, then upon written request of a party, the Information, and all copies thereof, will be returned to the other party promptly without such party or its Representatives retaining any copies thereof. Any oral Information will continue to be subject to the terms of this Agreement. The term "Information" does not include information that:

                     (A) becomes generally available to the public other than as a result of a disclosure by the party charged with keeping it confidential or anyone to whom such party transmitted the information; or

                     (B) was available to such party on a non-confidential basis prior to its disclosure to such party by the other party through no violation or breach of any prior confidentiality obligation of any other person.

           (iii) Notwithstanding anything herein to the contrary, in the event that any party or its Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information, such party shall
(a) promptly provide the other party with written notice of such requirement,
(b) furnish only that portion of the Information that such party is advised by opinion of counsel is legally required, and (c) use its reasonable efforts to obtain assurance that confidential treatment will be accorded such Information. In the event any such disclosure is so required, such party shall use its reasonable efforts to assist such party or its Representatives in any efforts it undertakes to seek a protective order or other appropriate remedy.

           (iv) The parties hereby confirm that any Information that may have been disclosed prior to the date hereof was disclosed on the basis set forth herein and shall be subject to the provisions of this Agreement.

     (b) Notwithstanding anything herein to the contrary, the obligations of Purchaser set forth in this Section 7.1 shall not apply to any Information that is required, or Purchaser determines based on advice of counsel (including in house counsel) is advisable, to be disclosed by Purchaser (x) to comply with applicable securities laws or regulations or under the rules or policies of the New York Stock Exchange ("NYSE"), including in connection with the filing by Purchaser of a registration statement under the Securities Act, (y) in connection with an offering of its securities or (z) as otherwise may be consistent with its past disclosure practices. Without limiting but subject to the foregoing, Purchaser may disclose, (i) a summary description of the material terms of this Agreement, (ii) a copy of this Agreement, (iii) to the extent necessary to comply with applicable securities laws or the rules or policies of the NYSE or as reasonably determined by Purchaser to be advisable in connection with an offering of its securities, historical and pro forma financial information with respect to the Purchased Assets or the Properties, and (iv) such aggregate portfolio information, including the location of the Properties, that would typically be disclosed in any investor or analyst call or, to the extent necessary to comply with applicable securities laws or the rules or policies of the NYSE or as reasonably determined by Purchaser to be advisable in connection with an offering of its securities, in a registration statement or other public filing made under applicable securities laws or otherwise consistent with its past disclosure practices.

     (c) From and after the Closing, Purchaser shall have the right to disclose any Information about the Purchased Assets and to use the Information in connection with the employment of the Transferred Employees. Notwithstanding the Closing, Seller shall still be required to keep any and all Information about Purchaser confidential, subject to the provisions of this Section 7.1.

     7.2 REASONABLE EFFORTS. Subject to the terms and conditions set forth in this Agreement, each of Seller and Purchaser will use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transfer and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Transfer or the consummation of the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The obligations in clause (iv) of this Section 7.2 will survive Closing.

     7.3 PUBLIC ANNOUNCEMENTS. Seller shall not issue any press releases or make any public statements relating to this Agreement without the prior consent of Purchaser, which consent may be granted or denied in Purchaser's sole discretion. Purchaser may issue any press release or otherwise make public disclosures that it deems desirable or necessary with respect to this Agreement or the transactions contemplated hereby without the consent of Seller, however, Purchaser shall consult with Seller (which shall not be deemed to require the Seller's consent therefor) prior to the issuance of any press releases relating to this Agreement or the transactions contemplated hereby provided, however, that any such press release or public disclosure which identifies any of Seller's Affiliates or any Subsidiary shall require the prior written consent of such Affiliates, which consent may be granted or denied in such Affiliate's sole discretion.

     7.4 CONVEYANCE TAXES. Purchaser and Seller will cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

     7.5   INTENTIONALLY OMITTED.

     7.6   CAPITAL IMPROVEMENTS.

     (a)   Intentionally Omitted

     (b) Seller will continue to perform the capital improvements consistent with redevelopment or renovation plans and budgets described in Schedule 7.6-B, provided however that nothing herein shall be deemed to require Seller to have completed any specific item of redevelopment or renovation with respect to the Properties. Seller will give Purchaser a credit against the Purchase Price payable at Closing an amount equal to the unexpended portion of the capital improvements budget described in Schedule 7.6-B, based upon reasonable evidence of the expenditures.

     (c)   Intentionally Omitted.

     (d)   Intentionally Omitted.

     (e) Seller will remedy the septic tank problem at Hunt River Commons in Providence Rhode Island in the manner set forth and described in the scope of work set forth on Schedule 7.6-E (the "Septic Problem"). If the Septic Problem is not cured to the reasonable satisfaction of Purchaser at Closing, then Seller will assign to Purchaser the rights to the escrowed funds under the Septic Escrow Agreement to cure such Septic Problem. If the rights to such escrow are not assignable the Purchaser shall receive a credit against the Purchase Price in the then current amount of such escrow and upon complete resolution of the Septic Problem (and all amounts therefore have been paid) Seller shall be entitled to a payment in the amount of the Credit that Purchaser received at closing less all costs and expenses incurred by Purchaser to remedy the Septic Problem. The provisions of this subsection shall survive Closing.

     7.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price attributable to the Purchased Assets shall be allocated among the Purchased Assets in accordance with and as provided by Section 1060 of the Code, as initially set forth in a separate letter agreement of even date herewith executed by Seller and Purchaser (the "Section 1060 Allocation") and as further supplemented by written agreement between Seller and Purchaser prior to Closing. Any Tax Returns shall be prepared and filed consistently with such agreed upon Section 1060 Allocation. To the extent required, Seller and Purchaser will each properly prepare and timely file IRS Form 8594 in accordance with the agreed upon Section 1060 Allocation.

     7.8   EMPLOYEE MATTERS.

     (a) Purchaser may, in its sole discretion, offer employment to employees of the Seller who are actively engaged with the Properties or Purchased Assets immediately prior to the Closing (the "Employees") and may hire one or more Employees on such terms and conditions as shall be mutually agreeable to Purchaser and such Employees; provided, that, Purchaser shall be under no obligation to hire any Employees. Employees who accept employment with Purchaser are hereinafter referred to exclusively as the "Transferred Employees." Seller agrees to comply with the WARN Act relative to any terminations or reductions in work force that occur in connection with or on or before the Closing.

     (b) Seller will be responsible in accordance with its applicable welfare plans in effect prior to the Closing for all medical and dental claims for expenses incurred prior to the Closing Date by Employees and any other employees, former employees and their dependents, including claims that are filed after the Closing Date. Reimbursement of Employees and any other employees, former employees and their dependents for medical and dental expenses associated with such claims (including claims submitted on behalf of disabled employees and their dependents) shall be determined in accordance with the terms of Seller's medical and dental programs. Seller shall be responsible for providing continuation coverage under its medical and dental plans for the Employees and any other employees or former employees of Seller, as required by
Section 4980B of the Code and Part 6 of Title I of ERISA, or any relevant benefit continuation requirements under state law to the extent required by Law. Seller shall be solely responsible for, and Seller shall indemnify Purchaser and its Affiliates against, any and all liabilities which have arisen or may arise in connection with any benefit plan sponsored or maintained by Seller (including, but not limited to, liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA), any and all liabilities that have arisen or may arise in any way from the employment, compensation or benefits of any Employee or former employee of Seller, or the termination thereof by Seller, including, without limitation, any liability or obligation arising out of or relating to any act or omission by Seller, any violation of or non-compliance with or obligation arising under any applicable Law respecting employment and the termination thereof (including, but not limited to, the WARN Act), compensation or benefits, and any and all costs, liabilities and obligations for severance pay, accrued vacation pay, sick pay and other benefits relating to any period of employment with Seller, whether arising as a matter of Contract, Law or otherwise.

     (c) Neither Purchaser nor its Affiliates shall adopt or become a sponsoring employer of, or have any obligations with respect to, any of the Seller's employee benefit plans. Other than as expressly provided in this
Section 7.8, neither Purchaser nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Employee or other present or former employee of Seller or its Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person's employment with Seller or its Affiliates or the termination of such employment. Notwithstanding anything herein to the contrary, no provision of this Section 7.8 will create any third party beneficiary or other rights in any Employee or former employee, including any dependent, survivor or beneficiary thereof, of Seller or its Affiliates in respect of employment (or resumed employment) with either Purchaser or its Affiliates and no provision of this Section 7.8 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which may be established or made available by Purchaser or its Affiliates to the Transferred Employees. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any employee benefit plan or arrangement of Purchaser or its Affiliates.

     (d) Seller and Purchaser agree to cooperate with each other in good faith in effectuating the provisions of this Section 7.8 and to furnish each other promptly with such information as is necessary and appropriate to carry out the terms hereof.

     7.9 INDEMNITOR'S ACKNOWLEDGEMENT AND ENVIRONMENTAL INSURANCE. Seller shall use it good faith commercially reasonable efforts to obtain an acknowledgment from each indemnitor or obligor under each environmental indemnity agreement listed on Schedule 4.14 ("Indemnitor's Acknowledgement"), which shall be in a form and substance reasonably acceptable to Purchaser, acknowledging that after the Transfer (i) each of Purchaser and its Affiliates is a beneficiary under such agreement, (ii) such agreement is in full force and effect and binding upon such indemnitor or obligor, and (iii) there are no defaults under such agreement. Subject to AIG's approval, Seller shall add Purchaser and its permitted designees under this Agreement as an additional named (with full rights to recovery) insured under the Existing Environmental Insurance Policy. Seller shall use its good faith efforts to obtain AIG's approval. If Purchaser and its permitted designees are not added as an additional named insured to Existing Environmental Insurance Policy, Seller shall indemnify Purchaser and its permitted designees for all environmental matters, however, its liability shall be limited to the amount of any insurance proceeds Seller receives (less the costs of collection and less any amounts required to cover Losses incurred by Seller that are covered by the Existing Environmental Insurance Policy) under the Existing Environmental Insurance Policy after having diligently pursued such claims under the Existing Environmental Insurance Policy. If Purchaser and its permitted designees are added as an additional named insured to Existing Environmental Insurance Policy, Seller, provided AIG consents, shall keep such insurance policy in full force and effect for its remaining term and Purchaser at its election and with AIG's consent may at Purchaser's sole cost and expense extend the term of the Existing Environmental Insurance Policy (this sentence shall survive Closing).

     7.10 APPOINTMENT OF AGENT. At the Closing, Seller shall appoint Rhino Investment Group, LLC as its agent for collecting and distributing to them any consideration paid by Purchaser pursuant to this Agreement which is allocated to their Purchased Asset, such that Purchaser only has to deliver such consideration to Seller.

     7.11  COMPANY LEASES. Company Leases are Excluded Assets.

     7.12 OPTIONS. If any Tenant exercises its right to purchase a Property, such Property shall automatically drop.

     7.13 TRANSITIONAL SERVICES. Upon Purchaser's request, Seller shall cause the EIG Operating Partnership, L.P. to and Purchaser shall at Closing enter into the Transitional Services Agreement, substantially in the form attached hereto as Exhibit 7.13 (the "Transitional Services Agreement"), pursuant to which, EIG Operating Partnership, L.P. will provide, with respect to any or all of the Properties (as Purchaser elects), any or all of the transitional services (as Purchaser elects) as set forth in the Transitional Services Agreement.

     7.14 MATTERS RELATING TO ASSUMED INDEBTEDNESS. If Seller is unable to obtain prior to the Closing the consent of any holder with respect to Assumed Indebtedness (which for purposes of this Agreement shall include any required documentation by such holder to effectuate the assumption), Seller may, at its sole option, elect to prepay such Assumed Indebtedness coincident with the Closing at Seller's sole cost and expense (including all prepayment fees and expenses), and Seller shall not receive a credit at the Closing in an amount equal to one-half of the assumption fee which would have otherwise been payable to the holder, provided, however, Purchaser shall have the right to delay the Closing for the Properties that are encumbered by such Assumed Indebtedness for a period not to exceed 90 days after the Main Closing Date. Seller will endeavor to provide Purchaser with as much advance notice of its intention with respect to such Assumed Indebtedness. Seller must make such election by written notice to Purchaser any time prior to the Closing and Purchaser shall have until the Closing to elect to delay the Closing for any such Property by written notice to Seller. Any Assumed Indebtedness that is duly elected by Seller to be prepaid under this Section, shall not be Assumed Indebtedness for purposes of this Agreement and shall be prepaid at the Closing or at any delayed Closing at Seller's sole cost and sole cost and expense (including all prepayment fees and expenses).

     (a) If Purchaser elected to delay the closing of the Properties encumbered by such Assumed Indebtedness that Seller has elected to prepay, the sale and purchase of Properties encumbered by such Assumed Indebtedness and the assumption of the liabilities relating thereto will be delayed for up to 90 days after the Main Closing Date (as if such deferred date is the "Closing Date" with respect to such Property), and at the Closing the transactions contemplated hereby other than with respect to such Properties for which the Closing is delayed (and any delayed closing pursuant to Section 9.4(g)) shall be consummated and the Purchase Price payable at Closing shall be reduced by the allocable purchase price of the Properties encumbered by such Assumed Indebtedness as set forth in the letter agreement referred to in Section 7.7 and the Assumed Indebtedness at Closing will not include the Assumed Indebtedness with respect to such Properties and all other conditions and obligations with respect to such Properties for which the Closing is delayed hereunder shall not constitute conditions and obligations with respect to the Closing of the Properties for which the Closing is not delayed hereunder. Subject to the conditions set forth in Sections 9.2, 9.3 and 9.4, as they relate to the Properties for which the closing is delayed, the closing of the sale and purchase of such Properties and the assumption of the liabilities relating thereto will take place no later than 10 Business Days following the date Purchaser gives Seller notice that it is ready to close, but not later than 90 days after the Main Closing Date and the purchase price to be paid by Purchaser for the applicable Property for which the Closing is delayed will be equal to the allocable purchase price set forth in the letter agreement referred to in
Section 7.7 subject to all applicable adjustments set forth herein. Such delayed closing shall be deemed the "Closing" and the date thereof the "Closing Date" with respect to such Properties that close at such delayed Closing.

     (b) In the event that Seller is unable to obtain prior to the Closing the consent of any holder with respect to Assumed Indebtedness and Seller does not elect to prepay such Assumed Indebtedness (or it is not prepayable), then Purchaser may elect, in its sole discretion and by written notice to Seller, any combination of the following (i) delay the closing for such Properties as described below or (ii) drop such Properties. If Purchaser elects to delay the closing of such Properties, the sale and purchase of such Properties and the assumption of the liabilities relating thereto will be delayed until the consent of the applicable holder can be obtained (but not later than 90 days after the Main Closing Date) (as if such deferred date is the "Closing Date" with respect to such Property), and at the Closing the transactions contemplated hereby other than with respect to the Properties for which the closing is delayed shall be consummated and the Purchase Price payable at Closing shall be reduced by the allocable purchase price of the Properties encumbered by such Assumed Indebtedness as set forth in the letter agreement referred to in Section 7.7 and the Assumed Indebtedness at Closing will not include the Assumed Indebtedness with respect to such Properties and all other conditions and obligations with respect to such Properties for which the Closing is delayed hereunder shall not constitute conditions and obligations with respect to the Closing of the Properties for which the Closing is not delayed hereunder. Subject to the conditions set forth in Sections 9.2, 9.3 and 9.4, as they relate to the Properties for which the closing is delayed, the closing of the sale and purchase of such Properties and the assumption of the liabilities relating thereto will take place no later than 10 Business Days following the date consent of the applicable holder is obtained and the purchase price to be paid by Purchaser for the applicable Property will be equal to the allocable purchase price set forth in the letter agreement referred to in Section 7.7 subject to all applicable adjustments set forth herein. Such delayed closing shall be deemed the "Closing" with respect to such Properties. If the consent of any applicable holder is not obtained by 90 days after the Main Closing Date, then the applicable Properties will be automatically dropped without further action by Purchaser or Seller. If Purchaser elects to drop the Properties encumbered by such Assumed Indebtedness, upon Seller's notice to Purchaser of its election, this Agreement will be deemed amended, without any further action on the part of any party, to revise the definition of Assumed Indebtedness to exclude the Assumed Indebtedness with respect to such Properties. If the consent of any holder with respect to the Assumed Indebtedness is conditioned on payment of any fees in excess of 1% of the loan amount (excluding attorney fees), Purchaser may elect, in its sole discretion and by written notice to Seller, to either (i) agree to pay its one half share under Section 12.9, in which case Seller shall pay its one half share of such costs under Section 12.9 or (ii) drop the Properties encumbered by such Assumed. Indebtedness. Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to consent to any modifications to the Assumed Loan Documents that would be adverse to Purchaser which the holder of the Assumed Indebtedness may condition its consent upon.

     (c) All obligations, liabilities, conditions and provisions set forth in this Agreement, as applicable, shall continue in full force and effect with respect to the applicable Properties that are subject to a deferred closing under this Section 7.14.

     (d) PURCHASER'S RIGHT TO ELECT TO ASSUME ADDITIONAL INDEBTEDNESS. Purchaser shall have the right upon written notice to Seller, not later than 30 days after the date hereof, to elect to have any or all of the Indebtedness on
Schedule 7.14(d) treated as "Assumed Indebtedness" pursuant to the terms hereunder and Seller shall update the Schedule 4.11(a) within 3 Business Days from receipt of Purchaser's notice. If the holder's consent is not obtained for any of the Indebtedness that Purchaser elects under this Section to treat as Assumed Indebtedness, then such Indebtedness shall no longer be deemed "Assumed Indebtedness" for purposes of this Agreement.

     7.15 VIOLATIONS. Seller shall, prior to the Closing and subject to Seller's right to contest by appropriate proceedings, be responsible for and comply with or remedy all written notices of violation of law or municipal ordinances, orders or requirements that have been noted in or issued in writing by any federal, state or municipal department having jurisdiction over the Properties prior to the date of this Agreement and there shall be a credit against the Purchase Price for the reasonable estimate of the cost to comply with or remedy the same to the extent not cured prior to Closing. Upon the Closing, Purchaser shall be responsible for and shall reimburse Seller for the reasonable costs to comply or remedy all notices of violation of law or municipal ordinances, orders or requirements that have been noted in or issued by any federal, state or municipal department having jurisdiction over the Properties on or after the date of this Agreement (provided same was not a result of a breach any provision of this Agreement). Notwithstanding the foregoing, if Purchaser and Seller are not able to agree on a reasonable estimate of the cost to comply with or remedy such violations, then Seller shall drop the Property with such violation (subject to Purchaser's right to waive the violation with respect to such

Property, nullify Seller's election to drop such Property, and close without an adjustment to the Purchase Price for such violation).

     7.16 DROPPED PROPERTIES. (a) If Purchaser elects to drop a Property by written notice under any Section in this Agreement, including Sections 3.1, 3.4, 7.12, 7.14, 7.15, 8.2, 8.3, 9.2(a), 9.4(c) 9.4(e), 9.4(g), 9.4(i), 10.2 or 10.3,
upon notice of the election, this Agreement will be deemed amended, without any further action on the part of any party, with respect to each dropped Property, as follows:

           (i) the definition of Properties will not include that Property, except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Property, as applicable, and with respect to this Section 7.16 to the extent necessary to implement this
Section 7.16;

           (ii) Seller will not have any obligations with respect to the dropped Property, nor will any covenant, representation or warranty be deemed made with respect to the dropped Property except to the extent that any such covenant, representation or warranty is stated to survive the termination of this Agreement, and Purchaser will not have any rights or obligations under this Agreement with respect to the dropped Property and any condition that relates to such dropped Property, including the Assumed Indebtedness with respect thereto, shall be deemed not to exist;

           (iii) if applicable, the definition of Assumed Indebtedness will be deemed amended to exclude any Indebtedness relating to such Property;

           (iv)      Intentionally Omitted;

           (v) the Purchase Price will be reduced by the allocable purchase price of the that Property, as applicable, as set forth in the letter agreement described in Section 7.7; and

           (vi) if any dropped Property is cross collateralized with any other Property then all such cross collateralized cross defaulted Properties shall be deemed dropped.

     7.17 DELIVERY OF FINANCIAL STATEMENTS. Seller agrees that, provided Purchaser has executed and delivered any engagement letter as may be required by Ernst and Young ("E&Y"), Seller will commission and cause E&Y, its independent accountants, to provide Purchaser, at Purchaser's expense, with (a) a combined statement of operations for the Purchased Assets for the year ended December 31, 2001, together with the related balance sheet as of December 31, 2001, audited by E&Y, (b) a combined statement of operations for the Purchased Assets for the nine month period ended September 30, 2002, together with the related balance sheet as of September 30, 2002, reviewed by E&Y, and (c) a "management's discussion and analysis" section comparing and explaining specific line items in the foregoing statements. Such financial statements and related information may be included in public filings made by Purchaser, with the requisite consent of E&Y, at the times required by, and to the extent required by, applicable securities laws or rules or policies of the NYSE or, as reasonably determined by Purchaser to be advisable in connection with an offering of its securities. In addition, at Purchaser's election, Purchaser may have another accounting firm audit the statements referred to in this Section, and

Seller, shall provide access to the information necessary to perform such audit to be provided. This provision shall survive Closing.

     7.18  INSURANCE AND OTHER MATTERS. (a) Intentionally Omitted.

     (b) To the extent Seller has made claims under their property casualty insurance policies relating to casualties occurring before the date of this Agreement that have not been restored fully or fully paid for before Closing, Seller will deliver to Purchaser promptly after receipt of any insurance proceeds the amount of those proceeds less any reasonable costs of collection and any amounts expended by Seller to restore the casualty not previously reimbursed under the relevant insurance policy and Purchaser will assume the obligations to restore and pay for work not fully paid before Closing. To the extent Seller has previously collected insurance proceeds in respect of a casualty but has not expended same or all of these proceeds to restore the casualty before closing, Seller will deliver the remaining unspent proceeds (net of any reasonable costs to collect the proceeds) to Purchaser and Purchaser will be deemed to have assumed any contracts or agreements relating to the restoration of that casualty and will perform Seller's obligations thereunder from and after the Closing. The provisions of this Section 7.18 shall survive Closing.

     (c) For a period not to exceed two (2) years following the Closing as long as Purchaser or its Subsidiaries own the Purchased Assets, Purchaser shall maintain the Purchased Assets so owned under Purchaser's blanket insurance policy.

     7.19 POST-CLOSING ACCESS. After the Closing, Purchaser will from time to time, upon reasonable notice and during normal business hours, afford Seller access to all books and records of the Properties that relate to the period of Seller's ownership, including without limitation all accounting records and employment and compensation data relating to employees employed by Seller, for tax, accounting or other legal purposes. Purchaser will afford Seller reasonable access to former employees of Seller or other Persons to assist Seller in its review of those records. Purchaser will maintain all records relating to the Properties for the maximum time period required to comply with all applicable federal and state audit periods.

     7.20 PURCHASER'S BOARD APPROVAL. Purchaser shall use its good faith efforts to complete its due diligence in time for the scheduled board of director's meeting on November 6, 2002 and to use its good faith efforts to submit and recommend for approval the transactions contemplated under this Agreement (subject to Purchaser's findings during its Due Diligence) and this Agreement at such meeting (as it may be delayed).

                         VIII. CASUALTY AND CONDEMNATION

     8.1 IN GENERAL. If, prior to the Closing Date, a Property is destroyed or damaged by fire or other casualty or Seller receives notice of condemnation or sale in lieu of condemnation of a Property, Seller will notify Purchaser of that event and provide Purchaser with details of the extent of the damage or condemnation, which details shall include information as to the Leases that are impacted and Seller's restoration plans.

     8.2 MINOR LOSS. Purchaser shall be bound to purchase the Purchased Assets for the full Purchase Price as required by the terms hereof without regard to the occurrence or effect of any damage to Properties or destruction of improvements thereon or condemnation of any portion of a Property except as set forth below, provided that no Significant Portion of any Property is (a) damaged or destroyed or (b) condemned in whole or part. Seller will not be obligated to repair or restore such damage or destruction or condemned Property, but Seller will either (i) if all insurance or condemnation proceeds have been received, credit to Purchaser at Closing an amount equal to the amount of casualty insurance proceeds and condemnation proceeds collected by Seller as a result of such damage or destruction or condemnation, of any deductible payable under Seller's insurance policies (not to exceed the amount of loss not covered by insurance) and the amount of insurance proceeds that would have been collected by Seller but for the application of any "aggregate limits" under the insurance policies less any sums expended by Seller toward the restoration or repair of the Properties or in collecting insurance or condemnation proceeds, or (ii) credit to Purchaser at Closing an amount equal to the amount of casualty insurance proceeds and condemnation proceeds collected by Seller plus the amount of any deductible payable under Seller's insurance policies (not to exceed the amount of loss not covered by insurance) and the amount of insurance proceeds that would have been collected by Seller but for the application of any "aggregate limits" under the insurance policies less any sums expended by Seller toward restoration or repair of the Properties or in collecting insurance or condemnation proceeds and give Purchaser an assignment of Seller's right to receive insurance or condemnation proceeds if any portion of the insurance or condemnation proceeds are not collected before the Closing less, to the extent not previously deducted from the proceeds credited to Purchaser at Closing, any sums expended before the Closing to repair or restore the Properties or to collect insurance or condemnation proceeds. The proceeds of any rent insurance paid in respect of any casualty will be apportioned between Seller and Purchaser as if the same were Rentals, as and when received.

     (a) Notwithstanding anything herein to the contrary, to the extent there is an uninsured loss, Purchaser shall receive a credit against the Purchase Price for same unless Seller is not in breach of its obligations under Section 6.1(j) to keep the Properties insured and Seller elects by written notice within 5 Business Days (or Closing if Closing is in less than 5 Business Days) of notice from Purchaser that there is an uninsured loss to drop the Property, in which case such Property shall be dropped and there will be no such credit. Notwithstanding anything herein to the contrary, if Seller elects to drop a Property as aforesaid, Purchaser shall have the right to waive the credit for the uninsured loss with respect to such Property, nullify Seller's election to drop such Property, and close without an adjustment to the Purchase Price for such uninsured loss.

     8.3 MAJOR LOSS. If a Significant Portion of any Property is damaged or destroyed or condemned (a "Major Loss"), then within 20 days after receipt of notice of the Major Loss, Purchaser must give notice to Seller of its intention to close the transaction in accordance with Section 8.2 as if a Major Loss had not occurred and receive the benefits of Section 8.2 or to drop any or all of the Properties affected by the Major Loss. In no event will Seller be obligated to repair or restore such damage or destruction or condemnation.

     8.4 ADDITIONAL MATTERS. With respect to any Property that Purchaser will acquire subject to the benefits of Section 8.2:

     (a) RESTORATION PLANS. Seller will obtain Purchaser's approval, which will not be unreasonably withheld, delayed or conditioned, concerning any restoration, repair or re-construction plans for the Property. Notwithstanding the foregoing or Section 6.1(g), Seller will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of the Property or health and safety matters or which are required by the terms of any lease, REA, loan document, or other agreement to which Seller is a party.

     (b) SETTLEMENT OF CLAIMS. Seller will allow Purchaser to participate in the negotiations regarding the settlement of any claim for insurance and condemnation proceeds and will not settle or compromise any claims related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Entity effecting the condemnation without Purchaser's consent, which consent will not be unreasonably withheld, delayed or conditioned. Seller will provide to Purchaser copies of any correspondence relating to any such claims and will advise Purchaser of all material developments concerning such claims.

     (c) COOPERATION. Seller will cooperate with Purchaser to effect the assignment of the right to receive insurance or condemnation proceeds to Purchaser and will execute and deliver all such instruments as are reasonably necessary to complete that assignment. This obligation will survive the Closing.

                                   IX. CLOSING

     9.1 CLOSING. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article IX hereof, the closing of the Transfer (the "Closing") will take place at 9:00 a.m., New York time, on a date that the closing occurs under the Sale Agreements (as extended by mutual consent of Purchaser and Seller, or as extended pursuant to Section 3.4(i) the "Closing Date"), subject to the satisfaction or waiver of the conditions set forth in
Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties. Purchaser and Seller shall endeavor to enter into a commercially reasonable escrow agreement with the Escrow Holder to facilitate the Closing.

     9.2 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSFER. The respective obligations of each party to effect the Transfer will be subject to the satisfaction or waiver by each of Purchaser and Seller at or prior to the Closing Date of the following conditions:

     (a) NO INJUNCTION OR RESTRAINT. No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Transfer; provided, however, that the terminating party shall have used its reasonable best efforts to prevent the entry of and to remove any such Restraints. Provided, however, Purchaser can elect to drop any Property subject to such Restraint, such that there will no longer be a Restraint with respect to a Purchased Asset and therefore this condition will be deemed satisfied.

     (b) BOARD APPROVAL. Purchaser has obtained the consent of its Board of Directors at or prior to the expiration of the Contract Due Diligence Period.

     (c) ASSUMED INDEBTEDNESS. Subject to the Property dropping, prepayment and delayed closing mechanism for the Assumed Indebtedness under Section 7.14, all conditions required by the holders of the Assumed Indebtedness for Purchaser to assume the Assumed Indebtedness shall have been satisfied, including delivery of all legal opinions, subordination of management agreements, and other instruments required by the holders of the Assumed Indebtedness to be delivered by Purchaser.

     (d) Subject to the delayed closings for individual Properties under this Agreement or individual properties under the Sale Agreements, the closing occurs under the Sale Agreements contemporaneously with the Closing under this Agreement.

     9.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the Transfer is further subject to satisfaction or waiver by Seller of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES OF PURCHASER. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of that date), in all material respects and Seller will have received a certificate (which may be qualified by knowledge to the same extent as the representations and warranties of Purchaser are so qualified) signed on behalf of Purchaser by an authorized officer of Purchaser, in that capacity, to that effect.

     (b) PERFORMANCE OF COVENANTS OF PURCHASER. Purchaser shall have performed in all material respects all covenants required to be performed by it under
Section 3.3 hereof prior to the Closing. Purchaser shall have executed and delivered all documents and instruments required to be executed and delivered by it under this Agreement at the Closing, Purchaser shall have delivered payment of the Purchase Price (after application of the Deposit plus any interest and other investment income thereon as provided in Section 2.1 and Purchaser shall not have breached in any material respect any covenant that prevents Seller from fulfilling its obligations under this Agreement or otherwise frustrates the closing of the transactions contemplated under this Agreement.

     (c) CLOSING DELIVERIES OF PURCHASER. Seller will have received from Purchaser the following items:

           (i) the Purchase Price (after application of the Deposit plus any interest and other investment income thereon as provided in Section 2.1), after all adjustments are made at the Closing in accordance with this Agreement including without limitation Section 2.4;

           (ii) a counterpart original of the Lease Assignment and Tenant Loan Assignment, duly executed by Purchaser;

           (iii) a counterpart original of the Contract Assignment, duly executed by Purchaser;

           (iv) a written notice, in the form attached hereto as Exhibit 9.3(c)(iv), executed by Purchaser and Seller and to be addressed and delivered to the Tenants of the Properties, (i) acknowledging the sale of the applicable Property to Purchaser, (ii) acknowledging that Purchaser has received and that Purchaser is responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits), (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor and (iv) that the property manager has been changed (the "Tenant Notice Letters");

           (v)       Intentionally Omitted;

           (vi)      Intentionally Omitted;

           (vii) if applicable, a counterpart original of the Indemnity Agreement in the form of Exhibit 6.4, duly executed by Purchaser;

           (viii) any certificates or similar documents, if any, required by a Governmental Entity in connection with the sale of the Purchased Assets;

           (ix) a counterpart original of the Closing Statement duly executed by Purchaser;

           (x)       Intentionally Omitted;

           (xi) a counterpart original of the Closing Escrow Agreement, duly executed by Purchaser; and

           (xii) if required by Purchaser, a counterpart original of the Transitional Services Agreement, duly executed by Purchaser.

     9.4 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to effect the Transfer is further subject to satisfaction or waiver by Purchaser of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respect at and as of the Closing Date, as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of that date), in all respects and Purchaser will have received a certificate (which may be qualified by knowledge to the same extent as the representations and warranties of Seller are so qualified) signed on behalf of Seller by an authorized officer of Seller, in that capacity, to that effect which shall be deemed a representation and warranty of Seller as of the Closing Date.

     (b) PERFORMANCE OF COVENANTS OF SELLER. Seller shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date.

     (c)   INTENTIONALLY OMITTED.

     (d) CLOSING DELIVERIES OF SELLER. Purchaser will have received from Seller the following items:

           (i) one or more special warranty deeds, as applicable, substantially in the form attached hereto as Exhibit 9.4(d)(i) (the "Deed"), duly executed and acknowledged by the Seller for all Purchased Assets that are appropriately the subject of sale by such instrument;

           (ii)      one or more bills of sale in the form attached hereto as
Exhibit 9.4(d)(ii) (the "Bill of Sale"), duly executed by Seller for all Purchased Assets that are appropriately the subject of sale by such instrument;

           (iii) one or more assignments of Seller's interest, as lessor, in the Leases and the Tenant Deposits in the form attached hereto as Exhibit 9.4(d)(iii) (the "Lease Assignment"), duly executed by Seller for all Purchased Assets that are appropriately the subject of assignment by such instrument;

           (iv) one or more assignments of Seller's interest in the Contracts and the Licenses and Permits in the form attached hereto as Exhibit 9.4(d)(iv) (the "Contract Assignment"), duly executed by Seller for all Purchased Assets that are appropriately the subject of assignment by such instrument;

           (v)       the Tenant Notice Letters, duly executed by Seller;

           (vi)      a certificate in the form attached hereto as
Exhibit 9.4(d)(vi) certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, as well as any other document required under applicable laws to be executed by Seller in connection with any recordation and/or transfer tax applicable to the transaction contemplated by this Agreement, duly executed by Seller;

           (vii) a counterpart original of the Closing Statement, duly executed by Seller;

           (viii) the Tenant Deposits, either (x) as part of an adjustment to the Purchase Price, or (y) in the form of letters of credit from Tenants of which Purchaser is the beneficiary;

           (ix) a schedule showing any changes as of 5 Business Days prior to the Closing Date, to the Rent Roll and Schedules 4.5(c)-1 and 4.5(c)-2;

           (x) an assignment, if necessary, in form and substance reasonably satisfactory to Purchaser of all rights to condemnation awards or insurance proceeds, if any, relating to any Property and of the right to prosecute and adjust all proceedings and claims in connection therewith, duly executed by Seller in accordance with Sections 7.18 and Article VIII;

           (xi)      Intentionally Omitted;

           (xii)     Intentionally Omitted;

           (xiii)    Intentionally Omitted;

           (xiv)     Intentionally Omitted;

           (xv)      IRS Form 1099 duly executed by Seller;

           (xvi) corporate resolutions authorizing the transactions contemplated hereunder and execution of the closing documents, and certificates of incumbency certifying the titles and signatures of the corporate officers authorized to consummate the sale on behalf of Seller or such other reasonable evidence of Seller's power and authority;

           (xvii) all original Leases, Contracts, property management agreements, Assumed Loan Documents, documents related to the Assumed Liabilities, REAs, Licenses and Permits, Records and Plans, and all other documentation relating to the Purchased Assets or the Properties in Seller's possession;

           (xviii)   the title affidavits attached hereto as Exhibit 6.1(n) and the other affidavits, documents and information set forth in Section 6.1(n);

           (xix) any transferable bonds, warranties or guaranties which are in any way applicable to the Properties, and are in Seller's or its Subsidiaries' possession or control, together with an assignment thereof duly executed by Seller in form and substance reasonably acceptable to Purchaser;

           (xx) any certificates or similar documents, if any, required by any Governmental Entity in connection with the sale of the Purchased Assets;

           (xxi) an assignment of Seller's interest in any loans to tenants (including all loan documents related thereto) in the form of Exhibit 9.4(d)(xxi) (the "Tenant Loan Assignment") duly executed by Seller for all Purchased Assets that are appropriately the subject of assignment by such instrument;

           (xxii)    the Closing Escrow Agreement duly executed by Seller;

           (xxiii)   evidence of appointment of Rhino Investment Group, LLC as
agent for Seller;

           (xxiv) the Tenant estoppel certificates and Seller estoppel certificates as provided for in Section 6.3, and the certificates with respect to the REAs as provided for in Section 6.11;

           (xxv) a certificate of Seller stating the principal balance of the Assumed Indebtedness as of the date of Closing;

           (xxvi) an updated list of Material Contracts as of a date no more than 3 Business Days before the Closing Date;

           (xxvii)   a letter from Seller directing its attorneys and
accountants who are in possession of any Records and Plans and loan documents relating to the Properties to deliver copies thereof to Purchaser upon request of Purchaser and at Purchaser's expense;

           (xxviii) If required by Purchaser, a counterpart original of the Transitional Services Agreement, duly executed by Seller;

           (xxix)    Intentionally Omitted;

           (xxx) Evidence reasonably acceptable to Purchaser that Purchaser and its permitted designees under this Agreement were added as an additional named insured under the Existing Environmental Insurance Policy or an indemnity agreement reasonably acceptable to Purchaser as set forth in Section 7.9 and delivery of Indemnitor's Acknowledgement, if any that is obtained; and

           (xxxi) all other documents reasonably required by Purchaser in order to perfect the conveyance, transfer and assignment of the Properties or of the other Purchased Assets, including without limitation, any assignments of tax certiorari claims that are required pursuant to this Agreement and any notices to third parties under REAs and Material Contracts.

     (e) Purchaser shall have received the lender estoppels substantially in the form or otherwise acceptable to Purchaser referred to in Section 6.9.

           (i) However, if a lender estoppel is not obtained, Purchaser can elect to drop the Property encumbered by the Assumed Indebtedness for which such lender estoppel is not obtained. If Purchaser so elects to drop such Property, Seller shall have the right to nullify the election to drop such Property (unless Purchaser waives the condition to deliver such lender estoppel) by electing to treat the failure to obtain such lender estoppel as a deemed failure to obtain the respective holder's consent to the assumption of the respective Assumed Indebtedness for purposes of this Agreement.

     (f)   INTENTIONALLY OMITTED.

     (g) REQUIRED LEASES. All of the leases on Schedule 9.4(g) shall be in full force and effect in accordance with the terms and conditions as set forth on Schedule 9.4(g) and other customary terms and conditions for similar leases in the Properties. If the foregoing is not satisfied at Closing or waived by Purchaser, then Purchaser shall have the following two options (i) delay the Closing pursuant to Section 9.4(g)(i) for the Property associated with such lease or (ii) drop the Property on Schedule 9.4(g) associated with such lease. Exercise of either of the foregoing options by Purchaser shall be deemed satisfaction of the applicable condition. Seller may satisfy this condition with a lease to a different Tenant reasonably acceptable to Purchaser with the same terms and conditions as set forth on Schedule 9.4(g) with respect to the lease that it is replacing (such lease or a lease set forth on Schedule 9.4(g) with the same terms and conditions that are set forth on Schedule 9.4(g) and other reasonable and customary terms and conditions for similar leases in of the Properties are collectively, a "Required Lease"). In addition, if a Required Lease is in full force and effect as of the Closing (or Purchaser has waived such requirement and a Required Lease is still not in full force and effect),
(x) but the rent under such Required Lease will not commence at the time set forth on Schedule 9.4(g), Purchaser shall receive a credit against the Purchase Price in the amount of the rent that would have been paid for the period between the rent commencement date set forth on Schedule 9.4(g) and the actual rent commencement date and/or (y) but the rent under such Required Lease is less than that set forth on Schedule 9.4(g), Purchaser shall receive a credit against the Purchase Price in an amount equal to applying the cap rate for such Property set forth on Schedule 9.4(g) to the difference between the actual yearly Rent and the Rent set forth on Schedule 9.4(g).

           (i) If a Required Lease is not executed at or prior to Closing, Seller may elect, in its sole discretion and by written notice to Purchaser not later than two (2) Business Days prior to Closing to delay the closing for each affected Property. If Seller elects to delay the closing for an affected Property, the sale and purchase of such affected Property and the assumption of the liabilities relating thereto will be delayed until the Required Lease(s) associated therewith on Schedule 9.4(g) is in full force and effect (but not later than six months from the Main Closing Date) (as if such deferred date is the "Closing Date" with respect to such affected Property), and at the Closing the transactions contemplated hereby other than with respect to such affected Property (and any delayed closing pursuant to Section 7.14) shall be consummated and the Purchase Price payable at Closing shall be reduced by the allocable purchase price of such affected Property as set forth in the letter agreement referred to in Section 7.7 and the Assumed Indebtedness at Closing will not include the Assumed Indebtedness with respect to such affected Property and all other conditions and obligations with respect to such affected Property shall not constitute conditions and obligations with respect to the Closing of the Properties for which the Closing is not delayed hereunder. Subject to the conditions set forth in Sections 9.2, 9.3 and 9.4, as they relate to such affected Property the closing of the sale and purchase of such affected Property and the assumption of the liabilities relating thereto will take place no later than 10 Business Days following the date the Required Lease(s) associated therewith on Schedule 9.4(g) is in full force and effect and the purchase price to be paid by Purchaser for such affected Property will be equal to the allocable purchase price set forth in the letter agreement referred to in
Section 7.7 subject to all applicable adjustments set forth herein. Such delayed closing shall be deemed the "Closing" and the date thereof the "Closing Date" with respect to such affected Property. If a Required Lease(s) associated therewith on Schedule 9.4(g) is not in full force and effect by the Closing (as it may have been delayed), then at Purchaser's election by written notice to Seller such affected Property will be dropped. All obligations, liabilities, conditions and provisions set forth in this Agreement, as applicable, shall continue in full force and effect with respect to the delayed closing for such affected Property pursuant to this Section 9.4(g).

           (ii) If the condition set forth in this Section 9.4(g) is not satisfied as of the Closing (as it may have been delayed), and Purchaser does not elect to drop such Property, then such condition shall be waived with respect to such Required Lease and upon the Closing Purchaser shall receive a credit against the Purchase Price as set forth above.

     (h)   INTENTIONALLY OMITTED.

     (i) SELLER MATERIAL ADVERSE EVENT (WITH RESPECT TO ITEMS OTHER THAN (iv) IN THE DEFINITION OF SELLER MATERIAL ADVERSE EVENT). In the event Seller Material Adverse Event shall have occurred, then Purchaser shall have the following options (i) drop any or all of the Properties impacted by such Seller Material Adverse Event or (ii) waive the condition. Exercise of the foregoing option by Purchaser shall be deemed satisfaction of the applicable condition.

                  X. TERMINATION, DEFAULT, AMENDMENT AND WAIVER

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by mutual written consent of the parties at any time prior to Closing, whereupon Purchaser will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Seller shall deliver and/or cause the Escrow Holder to deliver the same to Purchaser;

     (b) by either Purchaser or Seller, if any Restraint having the effects set forth in Section 9.2(a) shall be in effect and shall have become final and nonappealable, in which case Purchaser will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Seller shall deliver and/or cause the Escrow Holder to deliver the same to Purchaser, provided that the party seeking to terminate this Agreement pursuant to this
Section 10.1(b) shall have used its reasonable best efforts to prevent entry of and to remove such Restraint;

     (c) by either Seller or Purchaser, upon thirty (30) day's prior written notice, if the Transfer is not consummated by the Closing Date, or such later date for the applicable Properties as extended under Section 7.14 or 9.4(g) or to which the parties may agree in their respective sole discretion, in which case Purchaser will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Seller shall deliver and/or cause the Escrow Holder to deliver the same to Purchaser, provided, in the case of termination pursuant to this Section 10.1(c), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section and the terminating party shall not be in breach of Section 9.4(a) if it is the Seller or Section 9.3(a) if it is the Purchaser;

     (d) by Purchaser as provided in or permitted by Sections 10.2 and 10.3, or by Seller as provided in or permitted by Section 3.1, in which case Purchaser will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Seller shall deliver and/or cause the Escrow Holder to deliver the same to Purchaser;

     (e) automatically, with no further action by either party if all Properties are duly dropped under this Agreement or by either Purchaser or Seller if any Property is duly dropped under this Agreement, in which case Purchaser will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Seller shall deliver and/or cause the Escrow Holder to deliver the same to Purchaser; and

     (f) by either Seller or Purchaser, if a Sale Agreement is duly terminated, in which case Purchaser will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Seller shall deliver and/or cause the Escrow Holder to deliver the same to Purchaser.

     10.2 PRE-CLOSING BREACHES. (a) Purchaser will promptly provide written notice (the "Pre-Closing Breach Notice") to Seller upon having knowledge of (i) any breach by Seller prior to Closing of its representations and warranties set forth in this Agreement (ii) any breach by

Seller of its covenants, and/or (iii) failure to deliver any document required under Section 9.4(d) which is an Exhibit hereto (other than the lender estoppel certificates as provided for in Section 6.9 and the certificates with respect to the REAs as provided for in Section 6.11) or any other document that Seller deliberately, intentionally and unreasonably fails to deliver (collectively, (but excluding in each case (x) matters constituting Material Title Defects or otherwise the subject of Section 3.4 and (y) any matter related to the physical, structural and environmental condition (except a breach of Section 4.6) of the Properties (which are governed under Article 8) "Pre-Closing Breaches"). Such notice shall state Purchaser's Cure Value.

     10.3 DEFAULTS AND REMEDIES. (a) Notwithstanding anything to the contrary contained in this Agreement, if there is a Pre-Closing Breach or the Closing does not occur by the scheduled Closing Date by reason of any Seller default and Seller fails to cure such breach or default, Purchaser as its sole remedy may elect any one of or any combination of the following:

           (i)       Drop the Property affected by such Pre-Closing Breach;

           (ii) terminate this Agreement and receive the return of the Deposit, including all interest and other investment income earned thereon, and Seller shall deliver and/or cause the Escrow Holder to deliver the same to Purchaser, at which time this Agreement will be null and void and neither party will have any rights or obligations under this Agreement, except for the provisions that are expressly stated to survive the termination of this Agreement;

           (iii) waive such Pre-Closing Breach and proceed to Closing without any adjustment against the Purchase Price with respect to such Pre-Closing Breach; or

           (iv) sue for specific performance of Seller's obligations under this Agreement.

Except as provided in this Section 10.3 and Section 11.2, Purchaser will have no other remedy or right to seek any other damages at law or remedy in equity with respect to such default. It is understood and agreed that Purchaser shall have the right and remedy of injunctive relief and specific performance under Section
12.7 to enforce Seller's or a Subsidiaries' obligations hereunder.

     (b) Notwithstanding anything to the contrary contained in this Agreement, if (i) Purchaser shall have failed to pay the Purchase Price at the Closing or if Purchaser has failed to satisfy Section 9.3(b) or (ii) if any of Purchaser's representations or warranties set forth in this Agreement shall not be true, correct and complete on the Closing Date as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of that date), in all material respects, Seller's sole and exclusive remedy will be to terminate this Agreement and to receive the Deposit, together with all interest and other investment income earned thereon, as liquidated damages, at which time this Agreement will be null and void and neither party shall have any rights or obligations under this Agreement, except for such provisions that are expressly stated to survive the termination of this Agreement. Seller and Purchaser acknowledge and agree that (i) the Deposit and any interest and other investment income earned thereon is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Purchased Assets from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement;
(ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Deposit and any interest and other investment income earned thereon in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (iv) the Deposit and any interest and other investment income earned thereon shall be and constitutes valid liquidated damages; provided, however, Purchaser and Seller agree that the liquidated damages do not apply to any indemnity obligation of Purchaser under this Agreement that survives termination of this Agreement.

     10.4 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Seller or Purchaser as provided in Sections 10.1 or 10.3, this Agreement will forthwith become void and have no further effect, without any liability or obligation on the part of Purchaser or Seller (other than Sections
3.2 and 3.3, Section 7.1, Sections 10.3, 11.2(b) and 11.3(b) and this Section
10.4 and Article XII, and any other Section which expressly is stated to survive termination, which provisions survive such termination) and except for the obligation to return the deposit to Purchaser, if Purchaser is entitled to same.

     10.5 AMENDMENT. This Agreement may be amended by the parties in writing by applicable corporate or partnership action at any time before the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     10.6 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

     10.7 WAIVER OF PRE-CLOSING BREACHES. Notwithstanding anything herein to the contrary, Purchaser's waiver of any Pre-Closing Breach and election to Close over any such Pre-Closing Breach, shall constitute a waiver by Purchaser of only such Pre-Closing Breach.

                          XI. SURVIVAL; INDEMNIFICATION

     11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties to this Agreement shall survive the Closing Date for a period of twelve (12) months following the Closing Date except for those in Sections 4.8, 4.10, and Section 7.8, which shall survive indefinitely. Article II shall survive until the Final Closing Adjustment is made, unless a longer time for survival is specifically set forth therein.

     11.2 INDEMNIFICATION BY SELLER. (a) From and after the Closing Date, Seller shall, subject to the provisions of this Article XI, indemnify, defend and hold harmless Purchaser and its subsidiaries and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnitees"), from and against any and all actions, proceedings, costs, damages (excluding consequential and other indirect damages other than diminution in value of the Purchased Assets resulting from an event subject to indemnification hereunder), claims, losses, liabilities (absolute and contingent), fines, penalties, payments, costs and expenses (including reasonable counsel, consultants, and engineering fees and expenses, interest, penalties and disbursements, but excluding any costs, damages, claims, liabilities, fines, penalties, payments, costs and expenses to the extent that an indemnitee recovers with respect thereto pursuant to any insurance policy) (collectively, "Losses"), that may be asserted against or suffered or incurred by Purchaser Indemnitees arising out of, or relating to, any Pre-Closing Property Liabilities (other than Employee Related Liabilities) and/or any breach of any representation or warranty, covenant or agreement (excluding same by Seller which are indemnified under other subsections of this Section 11.2) by Seller made in this Agreement or any document or instrument delivered pursuant hereto (including any Seller estoppel delivered under Section 6.3). This Section 11.2 will include Pre-Closing Breaches that are not waived or cured and to the extent such Pre-Closing Breaches survive Closing pursuant to this Agreement.

     (b) Seller shall indemnify and hold harmless Purchaser Indemnitees from and against any and all Losses that may be asserted against or suffered or incurred by Purchaser Indemnitees arising out of, or relating to, all brokers and finders (including J.P. Morgan Securities Inc.) claiming by, through or under Seller and in any way relating to the sale and purchase of the Purchased Assets pursuant to this Agreement. The foregoing indemnification shall not apply to Lease Expenses which shall be governed by Section 2.4.

     (c) Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses that may be asserted against or suffered or incurred by the Purchaser Indemnitees arising out of, or relating to, any breach of Seller's representations and warranties in Section 4.8, and the Employee Related Liabilities and any 1031 Transaction of Seller (but not Purchaser's 1031 Transaction (collectively, with the liabilities under Section 11.2(b), the "Non-Capped Liabilities").

     11.3 INDEMNIFICATION BY PURCHASER. (a) From and after the Closing Date, Purchaser, subject to the provisions of this Article XI, shall indemnify, defend and hold harmless Seller and its Subsidiaries and their respective members, partners, managers, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnitees"), from and against any and all Losses that may be asserted against or suffered or incurred by the Seller Indemnitees arising out of, or relating to, any breach of any representation, warranty, covenant or agreement on the part of Purchaser made in this Agreement or any document or instrument delivered pursuant hereto, any Assumed Liabilities, any 1031 Transaction of Purchaser (but not Seller's 1031 Transaction), if any, or any violation or alleged violation of federal or state securities laws resulting from the disclosure of or omission of information in any securities filing or offering document of Purchaser concerning Seller or the Subsidiaries.

     (b) Purchaser shall indemnify and hold harmless Seller Indemnitees from and against any and all Losses that may be asserted against or suffered or incurred by Seller Indemnitees arising out of, or relating to, all brokers and finders claiming by, through or under Purchaser and in any way relating to the sale and purchase of the Purchased Assets pursuant to this Agreement, including, without limitation, reasonable attorneys' fees and disbursements incurred by Seller

Indemnitees in connection with such Losses. The foregoing indemnification shall not apply to Lease Expenses which shall be governed by Section 2.4.

     11.4  NOTICE AND RESOLUTION OF CLAIMS.

     (a)   NOTICE. Each Person entitled to indemnification pursuant to Section
11.2 or 11.3 (an "Indemnitee") shall give written notice to the indemnifying party or parties from whom indemnity is sought (the "Indemnifying Party"), promptly after obtaining knowledge of any claim that it may have under Section
11.2 or 11.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under
Section 11.2 or 11.3, as applicable, except to the extent that the failure materially prejudices the ability of the Indemnifying Party to contest that claim.

     (b) DEFENSE OF THIRD PARTY CLAIMS. If a claim for indemnification pursuant to Section 11.2 or 11.3 shall arise from any action that involves an indemnifiable claim brought by third party (a "Third Party Claim"), the Indemnifying Party may assume the defense of the Third Party Claim, provided the Indemnifying Party proceeds with diligence and in good faith with respect thereto. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, which shall be reasonably acceptable to Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim which shall be at its own expense unless (i) the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party, that use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party. In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnitees with respect to any claim indemnified under this Article XI. Notwithstanding the foregoing provisions of this Section 11.4(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnitee's prior written consent unless as part of the settlement the Indemnitee is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnitee, adversely affect the Indemnitee's business or require the Indemnitee to admit any wrongdoing, and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnifying Party's prior written consent unless as part of the settlement the Indemnifying Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnifying Party, adversely affect the Indemnifying Party's business or any of its properties or require the Indemnifying Party to admit any wrongdoing.

     11.5 LIMITATIONS ON LIABILITY. (a) Seller's obligations to indemnify the Purchaser Indemnitees for any Losses pursuant to Section 11.2(a); (i) shall not be effective unless the aggregate amount of all Losses (but excluding Losses from any Pre-Closing Breaches) exceeds the Post-Closing Threshold and then only to the extent of such excess and (ii) in no event shall

Seller's liability, in the aggregate, under Section 11.2(a) exceed in the aggregate $1,000,000 (the "Cap"). No payments made to any Person that is not Purchaser or an Affiliate of Purchaser shall be counted against or otherwise reduce or be an offset against the Cap. The provisions of this Section shall not apply to Sections 11.2(b) or (c).

     (b) No party shall be entitled to indemnification under Section 11.2(a) unless the indemnification notice is delivered to the Indemnifying Party on or before the date that is of twelve (12) months following the Closing Date. Accordingly, on the day after twelve (12) months following the Closing, Seller and its Subsidiaries on the one hand, and Purchaser on the other hand, shall be fully discharged and released (without the need for any separate release or other documentation) from any and all liability or obligation to the other party or any successor or assign with respect to indemnification under Section 11.2(a), except solely for those matters that are then the subject of a pending notice of claim delivered on or prior to such date. The provisions of this Section shall not apply to Sections 11.2(b) or (c).

     (c) Purchaser's liability to any and all Seller Indemnitees is limited to the direct and indirect interest of Purchaser in and to the Purchased Assets.

     11.6 EXCLUSIVE REMEDY. The provisions of this Article XI shall constitute the sole and exclusive remedy of Purchaser, on the one hand, and Seller, on the other, for any Losses suffered by either of them from and after the Closing on account of any breach by the other of any representations, warranties, covenants or agreements contained in this Agreement or any document or instrument delivered pursuant hereto (including any Seller estoppel delivered under Section 6.3), except with respect to payment obligations under Article II and the indemnity obligations under Sections 1.4, 2.7, 3.3, 6.4 and 7.8. Notwithstanding the foregoing, the remedy of specific performance will be available in respect of the following covenants that survive Closing: the last sentence of Sections 2.4(b)(v) and 2.7 and 7.9 and Sections 6.1(q), 7.1, 7.2(iv), 7.6(e), 7.13,
8.4(c), and 10.3(a)(ii).

     11.7 SECURITY FOR POST CLOSING OBLIGATIONS OF SELLER. On the Closing Date, as collateral security for the performance of Seller's indemnification obligations under this Article XI and its obligations under Sections 2.4, 2.5 and 2.6, Seller shall deposit into escrow with Escrow Holder cash or a letter of credit reasonably acceptable to Purchaser, in the amount of the Cap to be held in escrow for the period of time beginning on the Closing Date through the period ending on the later of (a) twelve (12) months after the Closing Date or
(b) the date on which all Claims made within such twelve (12) month period pursuant to this Agreement have been resolved or otherwise disposed. The amount held in escrow shall not be reduced by any insurance proceeds received by Seller or any Subsidiary. In connection therewith, Seller and Purchaser will execute an escrow agreement (the "Closing Escrow Agreement") with Escrow Holder, in the form attached as Exhibit 11.7-1. The collateral set forth hereunder shall only be for the benefit of Purchaser and its Affiliates and no other Person shall have any rights to such collateral.

                             XII. GENERAL PROVISIONS

     12.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing (whether expressly set forth in the body of the document or not) and will be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by fax (providing confirmation of transmission) at the following addresses or fax numbers (or at such other address or fax number for a party as will be specified by like notice):

           if to Seller, to:

           c/o Hickory Operating Partnership, L.P.
           111 East Wayne Street, Suite 500
           Fort Wayne, Indiana 46802-2603
           Attention: Tony Zirille
           Telecopy: (260) 969-1014

           with a copy to:

           Baker & Daniels
           111 East Wayne Street, Suite 800
           Fort Wayne, Indiana 46802
           Attention: N. Reed Silliman
           Telecopy: (260) 460-1700

           if to Purchaser to:

           New Plan Excel Realty Trust, Inc.
           1120 Avenue of the Americas
           New York, New York 10036
           Attention: Steven Siegel
           Telecopy: (212) 869-7460

           with a copy to:

           Willkie Farr & Gallagher
           787 Seventh Avenue
           New York, New York 10019
           Attention: Eugene Pinover
           Telecopy: (212) 728-8111

All notices will be deemed given only when actually received or, if receipt is refused, upon the date of refusal.

     12.2 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which such party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof.

     12.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature.

     12.4 ENTIRE AGREEMENT; BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Schedules and Exhibits attached hereto and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, including the letter of intent dated August 19, 2002 from Purchaser and accepted by Hickory Realty, Inc. but excluding the Confidentiality Agreement as modified by Section 7.1. This Agreement shall not bind any party hereto unless and until fully executed by all parties hereto and delivered to all such parties. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns.

     12.5 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

     12.6 ASSIGNMENT. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser shall have the right to designate any Affiliate to take title to any or all of the Purchased Assets by notice to Seller given at least 20 days prior to Closing (45 days if Purchaser intends to designate an Affiliate other than a wholly owned Affiliate to take title to any Purchased Assets subject to any Assumed Indebtedness) provided there is no increase in the costs borne by Seller under Section 12.9, and provided further Purchaser will remain liable to Seller with respect to all liabilities and obligations to be assumed by the transferee with respect to such Purchased Assets and Purchaser will guarantee the obligations of those Affiliates to the other parties to the Assumed Liabilities and Assumed Indebtedness if so requested if and to the extent Purchaser would have been liable to such other party for the Assumed Indebtedness and Assumed Liabilities had Purchaser not designated an Affiliate to take title to the Purchased Asset under this Section 12.6. Each such designated Affiliate of Purchaser shall be entitled to all of the rights and benefits of Purchaser under this Agreement, without expanding any of such rights. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     12.7 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     12.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

     12.9 EXPENSES. Except as provided in this Section 12.9, each party will bear its own costs and expenses related to negotiation and execution of this Agreement, and obtaining third party consents to the performance of that party's obligations under this Agreement. Seller will be responsible for all third party consents or approvals necessary in order for Seller to consummate the transactions, except for the costs and fees of the holders of the Assumed Indebtedness (which is set forth below). Purchaser will be responsible for all fees and costs of any financial advisor to Purchaser, and Seller will be responsible for the fees and costs of J.P. Morgan Securities, Inc., and any other financial advisor to Seller. Purchaser will be responsible for all diligence costs and inspection fees, including without limitation the costs of environmental and engineering reviews and audits, appraisals, accounting and other financial reviews. Purchaser and Seller will each pay one half of any fees, costs and expenses (including debt assumption fees) paid to lenders and their counsel (or third parties) in obtaining consents for any debt assumptions, modifications or waiver related to the Assumed Indebtedness. Seller will be responsible for all costs and expenses related to prepayment penalties, bank fees and other associated costs to remove and discharge liens which Seller is obligated to discharge hereunder. Seller and Purchaser will each pay one-half of
(x) any transfer taxes and recording fees (including any documentary stamps and other similar fees), (y) and the costs to update the existing surveys or obtain new surveys and (z) any amounts charged for endorsements to the Title Policies (or the lender's title policies) required by reason of any Assumed Indebtedness. Purchaser shall receive a credit against the Purchase Price in the amount of $50,000 for any title insurance premiums and other charges and fees (excluding however any amounts charged for endorsements to the Title Policies other than those required by reason of any Assumed Indebtedness, and any cancellation fees all of which amounts shall be at Purchaser's expense).

     12.10 NO RECORDATION. Seller and Purchaser agree that neither this Agreement nor any memorandum or notice thereof shall be recorded and Purchaser agrees (a) not to file any notice of pendency or other instrument (other than a judgment or LIS PENDENS filed by Purchaser in connection with its enforcement of its rights hereunder) against any of the Properties or any portion thereof in connection herewith, and (b) to indemnify Seller and the Seller Subsidiaries against all costs, expenses and damages, including without limitation, reasonable attorneys' fees and disbursements incurred by the Seller and Seller Subsidiaries by reason of the filing by Purchaser of such notice of pendency or other instrument.

     12.11 1031 TRANSACTION. Notwithstanding anything to the contrary set forth herein, Seller may take such steps as Seller shall deem necessary or desirable to qualify the sale of each Property (or any portion thereof) under Section 1031 of the Code, including the use of, and/or assignment of this Agreement to, a "qualified intermediary" within the meaning of Treas. Regs. Section 1.1031(k)-(g)(4), or the use of any other multiparty arrangement described in Treas. Regs. Section 1.1031(k)-1(g) and/or in accordance with revenue procedure 2000-37(a "1031 TRANSACTION"). Purchaser shall reasonably cooperate (which cooperation shall be at Seller's sole cost and expense) in so structuring a 1031 Transaction, if so desired by Seller, provided that such structuring shall not affect Purchaser's rights or obligations hereunder except to a DE MINIMIS extent. Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be required to accept title to any property other than the Property in connection with any such 1031 Transaction. Seller agrees to indemnify Purchaser from and against all losses resulting from any claim made against Purchaser in connection with such 1031 Transaction by Seller. In addition, Purchaser may take such steps as Purchaser shall deem necessary or desirable to qualify the purchase of each Property (or any portion thereof) as a 1031 Transaction including a reverse 1031 Transaction. Purchaser expressly reserves the right to assign its rights, but not its obligations, hereunder to a "qualified intermediary" as provided in Treas. Regs.
Section 1.031(k)-1(g)(4) on or before the Closing Date. Seller shall cooperate (which cooperation shall be at Purchaser's expense) in so structuring a 1031 Transaction, including a reverse 1031 Transaction, if so desired by Purchaser, provided that such structuring shall not affect Seller's rights hereunder except to a DE MINIMIS extent. Notwithstanding anything to the contrary contained herein, in no event shall Seller be required to accept any property other than cash in connection with any such 1031 Transaction from any entity in satisfaction of Purchaser's obligation to pay the Purchase Price. Purchaser agrees to indemnify Seller from and against all losses resulting from any claim made against Seller in connection with such 1031 Transaction of Purchaser.

     12.12 JOINT AND SEVERAL LIABILITY. Each of the Persons that make up Seller shall be joint and severally liable for the obligations under this Agreement.

                         [REMAINDER OF PAGE LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                   RIG HUNT RIVER COMMONS, LLC

                                   By: RHINO INVESTMENT GROUP, LLC, its sole
                                       member


                                       By: /s/ George B. Huber
                                           ----------------------------------
                                       Name: George B. Huber
                                       Title: Chairman


                                   RIG PARADISE PAVILION, LLC

                                   By: RHINO INVESTMENT GROUP, LLC, its sole
                                       member


                                       By: /s/ George B. Huber
                                           -------------------------------------
                                       Name: George B. Huber
                                       Title: Chairman


                                   RIG HILLTOP PLAZA, LLC

                                   By: RHINO INVESTMENT GROUP, LLC, its sole
                                       member


                                       By: /s/ George B. Huber
                                           ------------------------------------
                                       Name: George B. Huber
                                       Title: Chairman

                                   NEW PLAN EXCEL REALTY TRUST, INC.


                                   By: /s/ Steven F. Siegel
                                       -----------------------------------------
                                   Name: Steven F. Siegel
                                   Title: Executive Vice President

                                                                       EXHIBIT B

                                   DEFINITIONS

     CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

     "Affiliate" (or words of similar import) shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person, and with respect to Seller shall include without limitation, any Subsidiary, and Rhino Investment Group, LLC and its Subsidiaries and Hickory Operating Partnership and its Affiliates.

     "Agreement" means this Purchase Agreement by and among Purchaser and Seller (as it may be amended in writing by Purchaser and Seller).

     "AIG" shall mean the insurer under the Existing Environmental Insurance Policy.

     "Applicable Operating Expense Fiscal Year" shall have the meaning set forth in Section 2.4(c).

     "Applicable Percentage Rent Fiscal Year" shall have the meaning set forth in Section 2.4(b)(iii).

     "Assumed Indebtedness" means the Indebtedness described on Schedule
4.11(a).

     "Assumed Liabilities" shall have the meaning set forth in Section 1.3.

     "Assumed Loan Documents" shall have the meaning set forth in Section
4.11(a).

     "Audited Financial Statements" shall have the meaning set forth in Section 4.20.

     "Bankruptcy" means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor's rights, or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

     "Bill of Sale" shall have the meaning set forth in Section 9.4(d)(ii).

     "Budgets" shall have the meaning set forth in Section 4.21.

     "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close.

     "Cap" shall have the meaning set forth in Section 11.5(a).

     "Claims" shall have the meaning set forth in Section 1.5(a).

     "Closing" shall have the meaning set forth in Section 9.1.

     "Closing Date" shall have the meaning set forth in Section 9.1.

     "Closing Escrow Agreement" shall have the meaning set forth in Section
11.7.

     "Closing Statement" shall have the meaning set forth in Section 2.4(a)(ii).

     "Code" shall have the meaning set forth in Section 2.3(b).

     "Confidentiality Agreement" shall have the meaning set forth in Section
7.1.

     "Company Leases" means those certain leases for real property where the Seller or its Affiliate is a tenant.

     "Consultants" shall have the meaning set forth in Section 3.2.

     "Continuing Loan Guaranty" shall have the meaning set forth in Section 6.4.

     "Contract Assignment" shall have the meaning set forth in Section
9.4(d)(iv).

     "Contract Due Diligence Period" shall mean the period ending on the earlier of December 17, 2002 and the date that Purchaser obtains the approval of its board of directors to the Transactions.

     "Contracts" means all agreements, contracts, management agreements, leasing agreements, environmental indemnity agreement that Seller or any Assigning Subsidiary is a beneficiary under), maintenance contracts, equipment leasing agreements, the Septic Escrow Agreement open purchase orders and other contracts for the provision of labor, services, materials or supplies relating to the Purchased Assets or any Property, Improvements or Personal Property and under which Seller or any Subsidiary is currently paying or receiving compensation for services rendered in connection with the Purchased Assets or any Property, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the date hereof, all Material Contracts and shall also mean that certain Lease that may have expired, but has continuing obligations of the tenant thereunder by and between Simon Property Group, L.P. and Amoco Oil Company as amended by that certain Lease Amendment dated June 10, 1994 by and between Simon Property Group, L.P. and Amoco Oil Company, provided, however, the following shall not be a Contract: that certain Settlement Agreement dated December 31, 1998 by and between Elkhart Plaza West, LLC; Richard Hill; Stephenson Block, Inc.; Jean Cushing-Graham; Rollie Williams Paint Spot, Inc.; the Mathisens; and Alt & Witzig Engineering Services, Inc.

     "Deed" shall have the meaning set forth in Section 9.4(d)(i).

     "Delinquent" shall have the meaning set forth in Section 2.4(b)(v).

     "Deposit" shall have the meaning set forth in Section 2.3.

     "Due Diligence" shall have the meaning set forth in Section 3.1(a).

     "Employees" shall have the meaning set forth in Section 7.8(a).

     "Employee Related Liabilities" shall mean the following:

     (a) any liabilities or obligations resulting from or by reason of the employment of any employees or former employees of Seller or any Subsidiary or any employee benefits plan or employment arrangement of Seller or the Subsidiaries (including, but not limited to, 401(k), pension and deferred compensation plans and medical/dental, disability, worker's compensation and life insurance programs, whether or not self-insured and accrued vacation and sick time), termination or severance pay due employees or independent contractors of Seller or any Subsidiary or bonus or deferred compensation due employees or former employees of Seller or any Subsidiary or any or all of Seller's or a Subsidiary's obligations to any such employee or under any such plan or employment arrangement;

     (b) any reductions in workforce or other employment terminations, including any "mass layoff" or "plant closing" as those terms are defined by the WARN Act relating to the employees or former employees of Seller or any Subsidiary occurring in connection with or on or before Closing; and

     (c) any collective bargaining agreements, programs and practices, or other employment agreements, employment offer letters or similar agreements with or relating to employees or former employees of Seller or any Subsidiary.

     "Environmental Law" means any Law or order of any Governmental Entity relating to the regulation or protection of human health, safety, natural resources, or the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" shall have the meaning set forth in Section 2.3(a).

     "Escrow Holder" means Fidelity National Title Insurance Company, with an address of 2 Park Avenue, Suite 1420, New York, NY 10016.

     "Existing Environmental Insurance Policy" shall mean the American International Specialty Lines Insurance Company Pollution Legal Liability Select Policy (Policy Number PLS 1957619) covering EIG Operating Partnership, L.P. as the Named Insured and each of the properties named therein effective as of February 12, 2001.

     "Pre-Closing Property Liabilities" shall have the meaning set forth in
Section 1.3.

     "Final Adjustment Date" shall have the meaning set forth in Section 2.5.

     "Final Closing Adjustment" shall have the meaning set forth in Section 2.5.

     "Final Statement" shall have the meaning set forth in Section 2.5.

     "Financial Statements" shall have the meaning set forth in Section 4.20.

     "GAAP" shall have the meaning set forth in Section 4.20.

     "Governmental Entity" shall have the meaning set forth in Section 4.2(c).

     "Guarantor" shall have the meaning set forth in Section 6.4.

     "Hazardous Materials" means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import under any Environmental Law, and
(iii) any other chemical or other material or substance, exposure to which is now prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

     "Improvements" means all of the buildings, structures, fixtures, facilities, installations and other improvements, of every kind and description now or hereafter located on the Properties, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures.

      "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (v) all guarantees of such Person of any such indebtedness of any other Person.

     "Indemnifying Party" shall have the meaning set forth in Section 11.4(a).

     "Indemnity Agreement" shall have the meaning set forth in Section 6.4.

     "Indemnitee" shall have the meaning set forth in Section 11.4(a).

     "Indemnitor's Acknowledgement" shall have the meaning set forth in Section 7.9.

     "Intellectual Property" means the name of each Property and all other copyrights, trademarks, brand names, service marks, trade names, data, telephone numbers, licenses, labels, logos, marketing materials, designs, covenants by others not to compete, rights, privileges and any registrations or applications for registrations of the foregoing used in the conduct of the Properties or the Purchased Assets, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby, including, without limitation, all of the items set forth on Schedule 1.1(a)(iii)(D) attached hereto.

     "Knowledge of Seller" shall have the meaning set forth in Section 4.24.

     "Laws" shall have the meaning set forth in Section 4.2(b).

     "Lease Assignment" shall have the meaning set forth in Section 9.4(d)(iii).

     "Lease Expenses" means, collectively, any and all leasing commissions, tenant improvements, allowances (including free rent), and lease buyout costs and expenses actually paid or incurred by Seller prior to Closing or to be incurred by Purchaser for any space set forth in Schedule 2.4(e) arising out of or in connection with any Lease. Lease Expenses shall include, without limitation, (a) brokerage commissions and fees payable pursuant to a commission agreement or Lease to effect any such leasing transaction (including, without limitation, any fees owed to an affiliated or third-party property manager or leasing agent), (b) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, and (c) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a new Lease to the landlord under another lease (whether or not such other lease covers space in any Property).

     "Leases" shall have the meaning set forth in Section 4.5(b).

     "Leasing Guidelines" shall have the meaning set forth in Section 6.2.

     "Licenses and Permits" shall mean, collectively, all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Properties or the Purchased Assets, together with all renewals and modifications thereof.

     "Liens" shall have the meaning set forth in Section 1.1(a).

     "Losses" shall have the meaning set forth in Section 11.2(a).

     "Main Closing Date" shall mean the Closing Date pursuant to Section 9.1 whereupon the closing of the Transfer occurs with respect to all Properties other than those for which the closing is delayed pursuant to and in accordance with Section 7.14.

     "Major Loss" shall have the meaning set forth in Section 8.3.

     "Material Contracts" shall have the meaning set forth in Section 4.14.

     "Material Title Defects" means title matters affecting any Property for which Purchaser obtained a Title Commitment and Survey prior to the end of the Contract Due Diligence Period and that are (i) not disclosed or referred to in the Title Commitment or Survey prior to the end of the Contract Due Diligence Period, and (ii) are not Permitted Encumbrances.

     "NYSE" shall have the meaning set forth in Section 7.1(b).

     "Operating Expenses" shall have the meaning set forth in Section 2.4(c).

     "Other Rent" shall have the meaning set forth in Section 2.4(b)(iv).

     "Permitted Encumbrances" means and includes all of the following: tax liens, mechanics', materialmen's and artisan's liens, special assessment liens and other similar liens, in each case not yet delinquent and are subject to proration under Section 2.4(n) or being contested in good faith in appropriate proceedings (provided that Seller will bond over same at Closing or provide Purchaser with security with respect to same reasonably acceptable to Purchaser) (it being agreed by Purchaser and Seller that if any tax or assessment is levied or assessed with respect to the Properties after the date hereof and the owner of the Properties has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Purchaser); any encumbrances caused by Purchaser, its Consultants or its agents, representatives or employees; the rights of the Tenants, as tenants only, under the Leases; all matters disclosed in the Title Commitments and Surveys delivered to Purchaser as of the expiration of the Contract Due Diligence Period; Liens securing the Assumed Indebtedness; and any matters deemed to constitute Permitted Encumbrances under Section 3.4 hereof; provided, however, Liens securing Pre-Closing Property Liabilities or Employee Related Liabilities and other Liens that Seller has expressly agreed to remove or discharge under this Agreement, including Section 3.4(f) and those that are the subject of a Title Objection shall not be Permitted Encumbrances to the extent that same are not waived at Closing. After the expiration of the Contract Due Diligence Period, applicable zoning and building ordinances and land use regulations that Seller has not agreed in writing to cure shall be Permitted Encumbrance.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Personal Property" means all tangible personal property, which is located at and used in connection with any of the Properties or the Purchased Assets as of the Closing Date, but specifically excluding (a) any personal property owned, financed or leased by the Tenants (other than any Tenant that is a Seller or Subsidiary) under Leases, (b) any computer software which either is licensed to Seller, or Seller deems proprietary, or (c) any tangible personal property owned by any unaffiliated on-site property manager. Personal Property shall not include any attorney work product or any attorney-client privileged documents.

     "Post-Closing Threshold" shall mean Losses of $500,000 in the aggregate for all Properties (or the Purchased Assets related to such Properties) with respect to all Properties or the Purchased Assets related to such Properties. For the purposes of this definition, the Purchaser's Cure Value shall be deemed to be the Losses unless Seller objects in which case Purchaser and Seller must reasonable agree on the amount.

     "Pre-Closing Breaches" shall have the meaning set forth in Section 10.2(a).

     "Pre-Closing Taxable Period" means with respect to any tax, any applicable taxable period ending on or prior to consummation of the transactions contemplated hereby on the

Closing Date or the allocable portion of any applicable taxable period that includes but does not end on the Closing Date.

     "Pre-Closing Breach Notice" shall have the meaning set forth in Section
10.2.

     "Properties" shall have the meaning set forth in Recital A.

     "Property" shall have the meaning set forth in Recital A.

     "Proration Items" shall have the meaning set forth in Section 2.4(a).

     "Proration Time" shall have the meaning set forth in Section 2.4(a).

     "Purchased Assets" shall have the meaning set forth in Section 1.1.

     "Purchase Price" shall have the meaning set forth in Section 2.1.

     "Purchaser" means New Plan Excel Realty Trust, Inc., a Maryland corporation.

     "Purchaser Indemnitees" shall have the meaning set forth in Section
11.2(a).

     "Purchaser's Cure Value" shall mean, as applicable, the Purchaser's good faith reasonable estimate of the dollar amount of (i) Losses to Purchaser (or Losses that Purchaser would incur upon or after Closing) resulting from Pre-Closing Breaches and/or (ii) removal or correction of a particular matter, for Title Objections.

     "E&Y" shall have the meaning set forth in Section 7.17.

     "REAs" shall have the meaning set forth in Section 4.16.

     "Real Property" means those certain parcel(s) of real property comprising the Property described in Schedule 1.1(a)(i)(A), together with the applicable owner's right, title and interest, if any, in and to the appurtenances pertaining thereto, including, but not limited to, the applicable owner's right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface rights, development rights and water rights.

     "Records and Plans" means, collectively: (i) all books and records, including, but not limited to, property operating statements, specifically relating to the Properties and the Purchased Assets; (ii) all structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property or the Improvements; (iii) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Real Property or the Properties or any portion thereof; and (iv) with respect to the Properties and the Purchased Assets, the accounting, billing and financial records, personnel records, blueprints, specifications, warranties, plats, maps, surveys, building and machinery diagrams, maintenance and production records, environmental records and reports, sales and property Tax records and Tax Returns for the Properties and sales records. The terms "Records and Plans" shall not include (v) any document or correspondence which would be subject to the attorney-client privilege; (w) any document or item which Seller is contractually or otherwise bound to keep confidential; (x) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (y) any internal memoranda, reports or assessments of Seller, Affiliates or the Subsidiaries relating to Seller's valuation of the Properties; and (z) appraisals of the Properties whether prepared internally by Seller or Seller's Affiliates or Subsidiaries or externally.

     "Rentals" shall mean fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant's prorated share of building operation and maintenance costs and expenses as provided for under the applicable Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by Tenants under the Leases or from other occupants or users of the Property.

     "Rent Roll" shall have the meaning set forth in Section 4.5(b).

     "Reporting Person" shall have the meaning set forth in Section 2.3(b)(i).

     "Restraints" shall have the meaning set forth in Section 9.2(a).

     "Sale Agreements" shall mean (i) that certain Purchase Agreement dated as of the date hereof between EIG Operating Partnership, L.P. and New Plan Excel Realty Trust, Inc.; (ii) that certain Purchase Agreement dated as of the date hereof between EIG Realty, Inc. and New Plan Excel Realty Trust, Inc.; and (iii) that certain Contribution Agreement dated as of the date hereof between EIG Operation Partnership, L.P. and Excel Realty Partners, L.P.

     "Section 1060 Allocation" shall have the meaning set forth in Section 7.7.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Seller Indemnitees" shall have the meaning set forth in Section 11.3(a).

     "Seller Material Adverse Event" means the occurrence of any of the following after the date of this Agreement and prior to the Closing: (i) Bankruptcy of any of Ocean State Job Lots at Hunt River Commons, Office Depot or the North Carolina Company (or any existing subtenant thereof) at Hilltop Plaza, or Hobby Lobby at Paradise Pavilion, (ii) there are any (a) exceptions in the Tenant estoppels obtained under Section 6.3 for which Seller elects not to deliver a Seller estoppel under Section 6.3 and the dollar amount of any reduction in value of the Purchased Assets resulting therefrom, plus (b) Losses (or Losses that would be realized upon or after Closing) relating to a total gross leasable area of 20,000 square feet or more at any Property closing or ceasing to operate, but not including a temporary closure (regardless of whether or not the Tenant is paying rent), plus (c) the Losses (or Losses that would be realized upon or after Closing) from Pre-Closing Breaches under Section 10.2 exceeds in the aggregate $500,000, and (ii) after the Contract Due Diligence Period, there is first disclosed at any of the Properties that there is or may exist a violation of Environmental Laws or contamination that Purchaser deems material.

     "Seller Party" and "Seller Parties" shall have the meanings set forth in
Section 1.5.

     "Significant Portion" with respect to a Property means any taking by condemnation or destruction or damage by fire or other casualty in excess of 25% of the gross leaseable area of a Property or that deprives the affected Property of any major access to public roads or allows an anchor tenant to terminate its Lease.

     "Subsidiary" means any entity in which Seller has an interest whether directly or indirectly and "Subsidiaries" is the plural of Subsidiary.

     "Surveys" shall have the meaning set forth in Section 3.4(a).

     "Tax Return" or "Tax Returns" means any report, return, or other information required to be supplied to any taxing authority in connection with Taxes.

     "Tax" or "Taxes" means all taxes, fees, levies, or other assessments, imposed by the United States or any state, country, local, or foreign government or subdivision or agency thereof including, without limitation, income, gross receipts, excise, real and personal property, premiums, municipal, capital, value-added, goods and services, consumption, sales, transfer, license, payroll, and franchise taxes, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies, or other assessments.

     "Tenant Deposits" means all advance rents and security deposits (whether cash or non-cash) paid or deposited by a Tenant to Seller or any owner of a Property, as landlord, or to any other person on Seller's or such owner's behalf pursuant to a Lease (together with any interest which has accrued thereon as required by the terms of such Lease, but only to the extent such interest has accrued for the account of the respective Tenant or as required by law.)

     "Tenant Notice Letters" shall have the meaning set forth in Section 9.3(c)(iv).

     "Tenants" means all persons or entities occupying or entitled to possession of any portion of any Property pursuant to a Lease.

     "Third Party Claim" shall have the meaning set forth in Section 11.4(b).

     "Title Commitments" shall have the meaning set forth in Section 3.4(a).

     "Title Objections" shall have the meaning set forth in Section 3.4(b).

     "Title Policies" means the ALTA or TLTA owner's or leasehold form title policies, which title policies insure the fee simple or leasehold interests, as applicable, of the in the applicable Properties.

     "Transfer" shall have the meaning set forth in Section 1.1(a).

     "Transferred Employees" shall have the meaning set forth in Section 7.8(a).

     "Transitional Services Agreement" shall have the meaning set forth in
Section 7.13.

     "Unaudited Financial Statements" shall have the meaning set forth in
Section 4.20.

     "Vehicles" shall have the meaning set forth in Section 1.1(iii)(H).

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et. seq., and any similar provision of any applicable State Law.